Exhibit 99.2

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CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Execution Copy
LICENSE AND COLLABORATION AGREEMENT
This License and Collaboration Agreement (this “Agreement”) is made as of November 26, 2018 (the “Effective Date”), by and between Zymeworks Inc., a corporation organized and existing under the laws of British Columbia (“Zymeworks”), having a place of business at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9, and BeiGene, Ltd., a Cayman Island exempted company incorporated with limited liability (“BeiGene”), having a place of business at c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Zymeworks and BeiGene are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
BACKGROUND
A.          Zymeworks is a biopharmaceutical company that is developing a proprietary bispecific HER2 antibody-drug conjugate known as ZW49 for the treatment of cancer and controls certain patents and know-how relating to ZW49;
B.          BeiGene is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products; and
C.          BeiGene wishes to obtain from Zymeworks an exclusive license to develop and commercialize ZW49 in the Field in the Territory, and Zymeworks is willing to grant such a license to BeiGene, all in accordance with the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:
ARTICLE 1
DEFINITIONS & INTERPRETATION
Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

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1.1          “Acquiring Entity” means a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains.
1.2          “Active Ingredient” means the […***…].1
1.3          “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists.  For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
1.4          “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.
1.5          “BeiGene Collaboration IP” means all Inventions that are owned solely by BeiGene pursuant to Section 14.1(a).
1.6          “BeiGene IP” means all Patent Rights and Know-How that (i) are Controlled by BeiGene as of the Effective Date or (ii) thereafter come into BeiGene’s Control independent of this Agreement, and in each case, that are generated, used or applied by or on behalf of BeiGene or its Affiliates or sublicensees in the Development, manufacture or Commercialization of Licensed Products.
1.7          “BeiGene Patent Rights” means all Patent Rights in the BeiGene IP.
1.8          “Biosimilar Product” means, with respect to a Licensed Product in a particular country in the Territory, any pharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product, including any and all required pricing and reimbursement approvals; (b) is marketed or sold in the Field by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Zymeworks or BeiGene or any of their respective Affiliates, licensees or sublicensees with respect to such Licensed Product; and (c) is approved as (i) a “biosimilar” or “bioequivalent” (in the United States) of such Licensed Product, (ii) a “similar biological medicinal product” (in the EU) with respect to which such Licensed Product is the “reference medicinal product”, or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” or “bioequivalent” of such Licensed Product; in each case for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law) and where such

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regulatory approval was based in significant part upon Clinical Data generated by Zymeworks, BeiGene or their respective Affiliates or sublicensees with respect to such Licensed Product. For purposes of clarity, such a pharmaceutical product will be deemed to be Biosimilar Product for purposes of this definition if a Licensed Product is used as the reference product in the application or submission made with respect to such pharmaceutical product under Applicable Laws.
1.9          “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Seattle, Washington, U.S.A., Vancouver, Canada or Beijing, China are authorized or required by Applicable Laws to remain closed.
1.10          “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.
1.11          “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.
1.12          “cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization's Q7 guidelines, and (d) the Applicable Laws in any relevant country or region corresponding to (a) through (c) above, each as may be amended and applicable from time to time.
1.13          “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated in any Clinical Trial conducted by or on behalf of a Party.
1.14          “Clinical Trial” means any human clinical trial of a Licensed Product in the Field.
1.15          “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of any Licensed Product, including (a) marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting a Licensed Product in the Field in the Territory (including importing and exporting activities in connection therewith); (b) order processing, handling of returns and recalls, booking of sales and transporting such Licensed Product for commercial sale; (c) the conduct of any post-approval Clinical Trials involving such Licensed Product; (d) interacting with Regulatory Authorities regarding the above; and (e) seeking and obtaining pricing approvals and reimbursement approvals (as applicable) for that Licensed Product in the Territory. For clarity, Commercialization does not include manufacture.

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1.16          “Commercialization Plan” means, with respect to a Licensed Product, the written strategic and tactical plan for the Commercialization of such Licensed Product in the Field in the Territory to be prepared by BeiGene in accordance with this Agreement, as such written plan may be amended, modified or updated by BeiGene in accordance with Section 3.2(b).
1.17          “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by such Party as part of an active and continuing program of development and commercialization of a pharmaceutical product […***…], taking into account all relevant factors, including but not limited to, […***…], […***…], […***…], associated with the development and commercialization of such Licensed Product.2
1.18          “Completion” means, with respect to the Phase 1 Clinical Trial, the date on which […***…].3
1.19          “Confidential Information” of a Party (a “Disclosing Party”) means, subject to Section 10.2, all Know-How, which is generated by or on behalf of such Disclosing Party under this Agreement and/or any and any other technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information that is disclosed by a Disclosing Party or its Affiliates to the other Party (a “Receiving Party”) or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) or which such Disclosing Party or any of its Affiliates or contractors has provided or otherwise made available to the Receiving Party, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder.  For purposes of clarity, unless excluded pursuant to Section 10.2, (i) all Clinical Data and results generated in any ZW49 Multi-Regional Clinical Study or ZW49 Multi-Regional Registrational Study, or other Clinical Trial conducted pursuant to the Global Development Plan, shall be deemed Confidential Information of Zymeworks, subject to the rights of BeiGene to use and reference such Clinical Data, without additional consideration, in accordance with Section 5.8; (ii) all Inventions shall be deemed the Confidential Information of the owning Party as set forth in Section 14.1(a); (iii) any scientific, technical, manufacturing or financial information, including (except as set forth in (i) above) Clinical Data and information disclosed through an audit report, Commercialization report, Development report or other report, shall constitute Confidential Information of the Disclosing Party; (iv) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party; and (v) the existence and terms of this Agreement shall be deemed Confidential Information of both of the Parties.

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1.20          “Control” or “Controlled” means with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party. Notwithstanding the foregoing, a Party will not be deemed to “Control” any material, Know-How, or intellectual property right (including Patent Rights) that, prior to the consummation of the merger, consolidation or transfer making such Third Party an Acquiring Entity, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such acquisition transaction or that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks IP or BeiGene IP unless (a) prior to the consummation of such acquisition transaction, such acquired Party or any of its Affiliates also Controlled such Patent Right or Know-How, or (b) the Know-How or Patent Rights owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such acquisition transaction, but after the consummation of such acquisition transaction, such acquired Party or any of its Affiliates uses any such Patent Rights or Know-How in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Patent Rights or Know-How will be “Controlled” by such Party for purposes of this Agreement.
1.21          “Cover” means, with respect to a Licensed Product in a particular country that the manufacture, use, sale or importation of such Licensed Product, as applicable, in such country would, but for the licenses granted herein, infringe a Valid Claim.  Cognates of the word “Cover” shall have correlative meanings.
1.22          “Develop” or “Development” or “Developing” means all development activities for any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product and to support appropriate usage for such Licensed Product in the Field, including: (a) all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies of such Licensed Product; (b) distribution of such Licensed Product for use in Clinical Trials (including placebos and comparators); (c) statistical analyses; (d)  the preparation, filing and prosecution of any NDA for such Licensed Product in the Territory, with respect to Development activities conducted under the Territory Development Plan, and the preparation, filing and prosecution of any Biological License Application or New Drug Application (each as defined by the FDA) outside the Territory, with respect to Development activities conducted under the Global Development Plan; (e) all development activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval for one or more additional Indications following initial Regulatory Approval; (f) all development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; (g) any pharmacoeconomic studies relating to the Indication for which the applicable Licensed Product is being developed; (h) any investigator- or institution-sponsored studies; and (i) all regulatory activities related to any of the foregoing.  For clarity, Development does not include manufacture.

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1.23          “Directed To” means, with regard to an antibody or product, that such antibody or product binds directly to a target and also exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such binding. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing targets To which an antibody or product is Directed.
1.24          “[…***…]” means, with respect to a […***…], (a) the […***…] of such […***…] through (i) an […***…] to a Third Party or (ii) an […***…] with respect to such […***…], with no further rights or role or ability to […***…] of the applicable Party, directly or indirectly, with respect to such […***…] such that neither the applicable Party nor its Affiliates are consulted with respect to, and do not otherwise participate in, […***…] (other than those described in clauses (i) and (ii) above), or otherwise […***…] with any Third Party, with respect to the […***…] or the […***…] with respect to such […***…] or (b) the complete […***…] with respect to such […***…]. For clarity, the right of the applicable Party to receive royalties, milestones or other payments in connection with […***…] pursuant to sub-section (a) above, shall be permitted for any such […***…]. When used as a verb, “[…***…]” and “[…***…]” means to cause a […***…].4
1.25          “FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.26          “Field” means all uses, including diagnostic, prophylactic, and therapeutic applications in humans and animals.
1.27          “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction in the Territory, the first sale of such Licensed Product by BeiGene, its Affiliates, or sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approvals, as applicable, have been obtained for such Licensed Product  in such country or jurisdiction; provided, that, the following shall not constitute a First Commercial Sale of a Licensed Product: (a) any sale to an Affiliate or sublicensee, (b) any use of a Licensed Product in Clinical Trials, pre-clinical studies or other research or Development activities, or (c) […***…].5
1.28          “FTE” means the equivalent of the work of a full-time individual for a 12-month period.
1.29          “FTE Rate” means a rate of USD $[…***…] per FTE per year, to be pro-rated on an hourly basis of USD […***…] per FTE per hour, assuming […***…] per year for an FTE.6
1.30          “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of Zymeworks to BeiGene hereunder

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(a)          if such Licensed Product (or any precursor or intermediate thereof) is manufactured by a Third Party manufacturer, (i) the […***…] costs of such supply of such Licensed Product (or precursor or intermediate) incurred by Zymeworks, to the extent specifically identifiable to the supply of such Licensed Product as determined in accordance with GAAP (including, but not limited to, […***…], the […***…] of such Licensed Product (including applicable […***…])) plus (ii) any internal or Third Party costs incurred by Zymeworks in connection with such manufacturing by such Third Party, including […***…] (at the FTE Rate); […***…] at the FTE Rate for any Zymeworks […***…];7 or
(b)          if such Licensed Product (or any precursor or intermediate thereof, including […***…] and […***…] used in the production of the foregoing) is manufactured (in the case of […***…], generated or otherwise procured) by Zymeworks or its Affiliate, the actual, fully burdened documented and verifiable direct and indirect costs and expenses incurred and recorded in manufacturing such Licensed Product “consisting solely of” (i) the cost of […***…] (including any costs incurred by Zymeworks for time spent by Zymeworks personnel to […***…], at the FTE Rate), […***…], (ii) the reasonable allocation of […***…], to such manufacturing operation (including the allocable costs of […***…], if applicable, but excluding […***…]); (iii) […***…] (including […***…] but excluding any allocation for […***…]); (iv) […***…]; (v) […***…]; (vi) amounts (without markup) that are paid to a Third Party, in connection with the manufacture of such Licensed Product or any component thereof; and (vii) […***…] or […***…] and paid (excluding […***…]), in each case ((i) through (vii)), to the extent allocable to the manufacture of such Licensed Product as determined in accordance with GAAP.8
1.31          “GAAP” means United States generally accepted accounting principles, consistently applied.
1.32          “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.33          “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the

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equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.
1.34          “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.35          “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For clarity, all variants of a single disease or condition (e.g., variants of colon cancer or variants of prostate cancer), whether classified by severity or otherwise, shall be treated as the same Indication for purposes of this Agreement.
1.36          “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of the Development, manufacture, or Commercialization of a Licensed Product under this Agreement.
1.37          “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and physical substances.
1.38          “Knowledge” means, with respect to Zymeworks, the […***…] of the […***…] Exhibit 1.38, having […***…] having knowledge with respect to the subject matter of such applicable representation.9
1.39          “Licensed Antibody-Drug Conjugate” means the antibody-drug conjugate, ZW49, comprising (a) Zymeworks’ proprietary bispecific antibody, ZW25, which is Directed To two non-overlapping epitopes, known as biparatopic binding, of HER2 (the “Antibody Component”) and (b) Zymeworks’ proprietary ZymeLink™ […***…], which conjugate has the sequence and structure set forth in Exhibit 1.39. For clarity Licensed Antibody-Drug Conjugate […***…].10
1.40          “Licensed Product” means any pharmaceutical that contains, incorporates or comprises the Licensed Antibody-Drug Conjugate, as the sole Active Ingredient, in any presentation, formulation or dosage form.

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1.41          “NDA” means a New Drug Application (as defined by the NMPA), or any successor application for Regulatory Approval having substantially the same function, or its foreign equivalent for approval to market or sell a pharmaceutical product in the Territory.
1.42          “Net Sales” means the gross amount invoiced by BeiGene, its Affiliates or sublicensees for sales or other transfers of Licensed Product less the following deductions:
(a)          […***…];11
(b)          […***…], adjustments arising from […***…];12
(c)          […***…];13
(d)          […***…] to the extent relating to the Licensed Product;14
(e)          […***…] allowed or paid for […***…];15 and
(f)          […***…], in each case to the extent not reimbursed.16
Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting requirements on a basis consistent with BeiGene’s audited consolidated financial statements. In the case of any other sale […***…], such as […***…], other than […***…], Net Sales shall be calculated as above […***…], defined as […***…].17
For purposes of this Agreement, a “sale” or “transfer” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Licensed Product at no charge (i) for academic research, preclinical, clinical, or regulatory purposes (including the use of a Licensed Product in Clinical Trials), (ii) […***…] or (iii) to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Licensed Product).18
1.43          “NMPA” means the National Medical Products Administration of China, and local counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.
1.44           “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or

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cancellation proceeding relating to the foregoing, (c) deciding whether to abandon, extend or maintain Patent Rights, (d) listing in regulatory publications (as applicable), and (e) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such patent or patent application as a counterclaim in an infringement proceeding with respect to the particular patent or patent application, and any appeals therefrom.  For purposes of clarity, “Patent Prosecution” will not include any other enforcement actions taken with respect to a patent or patent application.
1.45          “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.
1.46          “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.47          “Phase 1 Clinical Trial” means human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(a) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 1 clinical trial” in the Global Development Plan or the Territory Development Plan.
1.48          “Phase 3 Clinical Trial” means a controlled or uncontrolled human Clinical Trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 3 clinical trial” in the Global Development Plan or the Territory Development Plan.
1.49          “PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Hong Kong, Macau and Taiwan.
1.50          “Registrational Study” means a Clinical Trial that is intended (as of the time the Clinical Trial is initiated) to obtain sufficient data and results to support the filing of an application for Regulatory Approval (but may not include the data that may be necessary to support the pricing and/or reimbursement approvals) or regulatory approval outside the Territory.  A Registrational Study includes any Clinical Trial that satisfies at least one of the following criteria:
(a)          It would, based on interactions with a Regulatory Authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations;
(b)          It is designed in a manner to allow for the addition of patient such that it could satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations; or

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(c)          It is otherwise intended, at the time of initiation to support (either alone or together with another Phase 3 Clinical Trial) an application for marketing approval of a new product (or a new indication or intended use for an already approved product).
1.51          “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Licensed Product) in any country.  For clarity, to the extent necessary to initiate marketing and selling of a product in a particular country, Regulatory Approval shall include pricing or reimbursement approval.
1.52          “Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including any Licensed Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.
1.53          “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to a Licensed Product, other than an issued and unexpired Patent Right, including any new chemical entity exclusivity, pediatric exclusivity or orphan drug exclusivity which grant an exclusive commercialization period during which BeiGene, its Affiliates or sublicensees have the exclusive right to market and sell such Licensed Product in such country.
1.54          “Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.
1.55          “[…***…]” means, with respect to a […***…], to […***…] the research, development, manufacturing and commercialization activities relating to such […***…], […***…] research, development and commercialization activities with respect to Licensed Products under this Agreement, including by ensuring that: (a) […***…], as applicable, […***…] or […***…]; and (b) […***…]; provided, that, in either case of (a) or (b), […***…], solely in connection with […***…].19
1.56          “Territory” means PRC, Australia, New Zealand, […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], South Korea, […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], […***…], and […***…].20
1.57          “Third Party” means any Person other than a Party or an Affiliate of a Party.
1.58          “Third Party In-License Agreement” means the license agreements between Zymeworks and Third Parties listed on Exhibit 1.58.

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1.59          “United States” or “US” means the United States of America and its territories and possessions.
1.60          “USD” means United States dollars.
1.61          “Valid Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within the Zymeworks Patent Rights; provided that such claim has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided, that, if a pending patent application has been pending for at least […***…] from the date of filing of the initial priority application, then such corresponding claim in such pending patent application will not be deemed to be a Valid Claim unless and until it subsequently issues.21
1.62          “ZW49 Collaboration IP” means all Inventions that are made jointly by the Parties or solely by a Party that relate (a) to the composition of matter of, or a method of using or detecting, the Antibody Component, […***…] or Licensed Antibody-Drug Conjugate or any companion or complementary diagnostic to the Licensed Product or (b) to a method of manufacturing specific to the Antibody Component, […***…] or Licensed Antibody-Drug Conjugate.22
1.63          “ZW49 Multi-Regional Clinical Study” means a global Clinical Trial of the Licensed Product which will include Clinical Trial sites in the PRC and may also include Clinical Trial sites in other countries in the Territory.
1.64          “ZW49 Multi-Regional Registrational Study” means a global Registrational Study of the Licensed Product which will include Clinical Trial sites in the PRC and may also include Clinical Trial sites in other countries in the Territory.
1.65          “Zymeworks Collaboration IP” means all Inventions that are owned solely by Zymeworks pursuant to Section 14.1(a).
1.66          “Zymeworks IP” means, collectively, Zymeworks Know-How and Zymeworks Patent Rights.
1.67          “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks or any of its Affiliates as of the Effective Date or during the Term of this Agreement, (b) is not generally known, and (c) is necessary or useful for the research, Development, manufacture or Commercialization of Licensed Products in the Field in the Territory, including all Know-How included as part of Zymeworks Collaboration IP.
1.68          “Zymeworks Patent Rights” means all Patent Rights which (a) are Controlled by Zymeworks or any of its Affiliates as of the Effective Date or at any time during the Term and (b) are necessary or useful (or, with respect to patent applications, would be necessary or useful

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if such patent applications were to issue as patents) for the research, Development, manufacture or Commercialization of Licensed Products in the Field in the Territory, including all Patent Rights in the Territory claiming ZW49 Collaboration IP, Zymeworks’ interest in the Joint Patent Rights and all other Patent Rights claiming Zymeworks Collaboration IP.
1.69          “Zymeworks Platform” means Zymeworks’ proprietary Azymetric™ platform or Zymeworks’ proprietary Zymelink™ platform.
1.70          Additional Definitions. The following table identifies the location of definitions set forth in various Sections of this Agreement:
Definition	Section
Accounting Firm	9.10(b)(i)
Agreement	Preamble
Agreement Payments	9.11(a)
Alliance Manager	3.1
Antibody Component	1.39
Anti-Corruption Laws	12.7(a)(i)
BeiGene	Preamble
BeiGene Collaboration IP	14.1(a)
BeiGene Collaboration Patent Rights	14.3(a)
BeiGene Indemnitees	13.2
BeiGene Publication	11.1(b)
Breach Notification	15.2(b)(i)
Claims	13.1
Clinical Supply Agreement	7.3(a)
Clinical Trial Results	4.1
CMO	7.2
Commercialization Milestone Event	9.3
Commercialization Milestone Payment	9.3
Commercial Supply Agreement	7.3(b)
Companion Diagnostics	3.2(b)
Competing Product	2.6(a)
Confidentiality Agreement	16.13
Continuing Technology Transfer	4.1
Development Milestone Event	9.2
Development Milestone Payment	9.2
Disclosing Party	1.19
Dispute	16.5(a)
Effective Date	Preamble
Ex-Territory Infringement	14.3(a)
Excluded Claim	16.5(e)

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Executive Officers	3.2(f)
Existing Regulatory Materials	12.2(o)
Global Brand Elements	8.4(c)
Global Development Plan	5.2(a)
ICC	16.5(a)
ICH Guidelines	1.32
Indemnified Party	13.3
Indemnifying Party	13.3
Initial Technology Transfer	4.1
JCC	3.2(g)
JDC	3.2(g)
Joint Collaboration IP	14.1(a)
Joint Patent Rights	14.1(c)(ii)
JSC	3.2(a)
License	2.1
[…***…][23]	1.39
Losses	13.1
Manufacturing Technology Transfer	7.2
Manufacturing Technology Transfer Plan	7.2
Notice of Dispute	16.5(a)
Qualifying Audits	7.2
Party/Parties	Preamble
Product Infringement	14.3(a)
Product Marks	14.7
Public Official	12.7(d)
Publication	11.1(c)
Receiving Party	1.19
Review Period	11.1(b)
Royalty Term	9.5(b)
Rules	16.5(a)
Pharmacovigilance Agreement	6.4
SEC	11.4(c)
Securities Regulators	11.4(c)
Taxes	9.11(a)
Technology Transfer	4.1
Term	15.1
Territory Development Plan	5.3
Trial Completion Notice	4.1

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Upfront Payment	9.1
Working Group	3.2(h)
[…***…][24]	7.3(c)
[…***…][25]	7.3(c)
Zymeworks	Preamble
Zymeworks Collaboration IP	14.1(a)
Zymeworks Indemnitee(s)	13.1
Zymeworks Manufacturing IP	7.2
Zymeworks Publication	11.1(c)

1.71          Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e)  the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.
ARTICLE 2
LICENSE
2.1          License Grants to BeiGene.  Subject to the terms and conditions of this Agreement, Zymeworks hereby grants to BeiGene (a) an exclusive (subject to Zymeworks’ retained rights as set forth in Section 2.3), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Zymeworks IP to research, Develop (except as set forth in (b) of this Section 2.1), distribute, use, sell, offer for sale, import and

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otherwise Commercialize Licensed Products in the Field in the Territory and (b) a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Zymeworks IP to (i) perform the Development activities in the Field inside of the Territory that are assigned to BeiGene under the Global Development Plan to the extent permitted by this Agreement and (ii) manufacture and have manufactured (subject to Article 7) Licensed Product in the Territory for clinical Development and/or Commercialization in the Field in the Territory ((a) and (b) above collectively the “License”).
2.2          Right to Sublicense.
(a)          Subject to the terms and conditions of this Agreement, BeiGene shall have the right to grant sublicenses under the License through multiple tiers: (i) to its Affiliates, provided that such sublicense shall automatically terminate if such sublicensee ceases to be an Affiliate of BeiGene; and (ii) subject to Section 5.9, to contract research organizations, distributors and other Third Party subcontractors for the sole purpose of performing BeiGene’s obligations hereunder, on BeiGene’s behalf with respect to the research, Development, (subject to Article 7) manufacture and Commercialization of Licensed Products in the Field in the Territory, in each case as is set forth in the Global Development Plan, Territory Development Plan or Commercialization Plan; (iii) to any other Third Party with respect to the Development, manufacture and/or Commercialization of Licensed Products in the Field in the Territory, subject to Zymeworks’ prior written consent, not to be unreasonably withheld, conditioned or delayed; and (iv) to contract manufacturers of Licensed Product solely in accordance with Article 7 below.  For purposes of clarity, BeiGene shall have the right, in connection with the grant of a sublicense to any Third Party pursuant to this Section 2.2(a)(ii), (iii) or (iv), to transfer to such Third Party such quantities of the Licensed Antibody-Drug Conjugate as is reasonably necessary for such Third Party to conduct Development, manufacture and/or Commercialization activities in accordance with the sublicense grant.
(b)          Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and BeiGene shall ensure that its sublicensees comply with the terms and conditions of this Agreement. BeiGene shall include in each sublicense agreement an obligation of the applicable subcontractor or sublicensee to cease all activities with respect to Licensed Products if BeiGene terminates such sublicense agreement.  BeiGene will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates or sublicensees.  In the event of any material breach by any such subcontractor or sublicensee of any agreement entered into by BeiGene pursuant to Section 2.2(a) that would be a material breach of this Agreement by BeiGene, BeiGene shall […***…].  BeiGene shall provide Zymeworks with written notice of any proposed sublicense […***…], subject to BeiGene’s right to redact any confidential or proprietary information contained therein that is not necessary for Zymeworks to determine compliance with this Agreement, and if such agreement is not in English, a certified translation into English thereof within […***…] after the execution of such sublicense agreement.26
2.3          Zymeworks Retained Rights. Notwithstanding the exclusive nature of the License, Zymeworks expressly retains the rights to use the Zymeworks IP in the Field in the

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Territory in order to (a) perform its obligations under this Agreement, (b) to conduct research and Development activities that are assigned to Zymeworks under the Global Development Plan and otherwise to the extent permitted by this Agreement solely to support Commercialization outside of the Territory, and (c) […***…], in each case whether directly or through its Affiliates, licensees or contractors. For clarity, Zymeworks retains the exclusive right to practice, license and otherwise exploit the Zymeworks IP outside the scope of the License.27
2.4          License Grants to Zymeworks.  Subject to the terms and conditions of this Agreement, BeiGene hereby grants to Zymeworks:
(a)          a non-exclusive, fully-paid, royalty-free, and sublicensable (through multiple tiers) license under the BeiGene IP solely to Develop, make, have made, and Commercialize Licensed Products (i) outside the Territory and (ii) in the Territory solely as necessary for Zymeworks to perform its obligations under this Agreement and to conduct research and Development activities that are assigned to Zymeworks under the Global Development Plan;
(b)          an exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license under the BeiGene Collaboration IP solely to Develop, make, have made and Commercialize Licensed Products outside the Territory; and
(c)          a non-exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license under the BeiGene Collaboration IP to Develop, make, have made and Commercialize Licensed Products in the Territory solely as necessary for Zymeworks to perform its obligations under this Agreement and to conduct research and Development activities under the Global Development Plan and in any event solely to support Development and Commercialization of the Licensed Product outside the Territory.
2.5          No Implied Licenses; Negative Covenant.  Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, Patent Rights or patent applications of the other Party. BeiGene shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Zymeworks IP outside the scope of the License.
2.6          Non-Compete.
(a)          Subject to Section 2.7 and except as otherwise agreed by the Parties, during the Term, BeiGene shall […***…], other than Licensed Products in accordance with this Agreement.28
(b)          Subject to Section 2.7 and except as otherwise agreed by the Parties, during the Term, Zymeworks shall […***…]. For clarity, the foregoing shall not limit Zymeworks’ ability to apply any or all Zymeworks Platforms (alone or in collaboration with a Third Party) to derive or generate antibodies Directed To any biological target, to the extent such antibodies are derived or generated from sequence pairs provided to Zymeworks by a Third Party

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for purposes of further development and commercialization by such Third Party; provided, that, to the extent that any such antibody is a Competing Product, Zymeworks […***…] in the Territory.29
2.7          […***…]. Notwithstanding Section 2.6, if at any time during the Term:30
(a)          a Party or any of its Affiliates […***…] through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction), such acquisition, and the […***…] thereafter, shall not constitute a breach of […***…] if such Party or such Affiliate, as applicable, (i) […***…] such […***…] within […***…] of closing of the acquisition and (ii) at all times prior to such […***…], […***…] such […***…];31 or
(b)          a Third Party, that is (at the time of such acquisition) […***…], acquires a Party (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of such Party or of any operating or business division of such Party or similar transaction), such acquisition, and the […***…] by such relevant acquiring Third Party, as the case may be, or any of its Affiliates, shall not constitute a breach of […***…]; provided, that, (i) such acquiring Third Party at all times […***…] and (ii) to the extent that Zymeworks is the Party being acquired, then […***…], solely to the extent reasonably necessary to (x) […***…]; provided, that, in each case (x) and (y), […***…].32
ARTICLE 3
GOVERNANCE
3.1          Alliance Managers. Each Party shall appoint an individual, who is an employee of such Party, to act as its alliance manager under this Agreement […***…] after the Effective Date (the “Alliance Manager”), which BeiGene Alliance Manager shall be fluent in English. The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, provided that all communications between the Parties shall be in English; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC (as a non-voting participant), JDC and JCC meetings. An Alliance Manager may also bring any matter to the attention of the JSC, JDC, or JCC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.33
3.2          Joint Steering Committee.
(a)          Formation. No later than […***…] following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to (i) monitor and coordinate the Development, manufacture and Commercialization of Licensed Products in the Field in the

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Territory and the Development and manufacture of Licensed Products pursuant to the Global Development Plan outside of the Territory and (ii) provide a forum for Zymeworks to provide updates with respect to the Commercialization of Licensed Products outside of the Territory to the extent necessary and useful for BeiGene in its Commercialization of Licensed Products in the Field in the Territory.  The JSC will be composed of an equal number of representatives from each Party and a minimum of three (3) representatives of each Party, with (i) at least two (2) senior-level representatives from BeiGene who are fluent in English, (ii) at least two (2) representatives of each Party that have direct knowledge and expertise in the development, manufacture and commercialization of biopharmaceutical products provided that with respect to BeiGene, at least one of such representatives will be fluent in English and (iii) at least one representative of each Party holding the position of vice president or above in such Party. Each representative to the JSC shall be an employee of the applicable Party, unless otherwise agreed by both Parties.34
(b)          Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development, manufacture, and Commercialization of Licensed Products in the Field in the Territory; (iii) review, discuss and approve any amendments to the Territory Development Plan in accordance with Section 5.3; (iv) review, discuss and approve any amendments to the Global Development Plan in accordance with Section 5.2; (v) review, discuss and approve the Commercialization Plan and amendments thereto; (vi) review, discuss and approve the Manufacturing Technology Transfer Plan in accordance with Section 7.2; (vii) establish and oversee the JDC, JCC and Working Groups as necessary or advisable to further the purpose of this Agreement; (viii) to review, coordinate and approve supply of Licensed Product in accordance with Article 7; (ix) determine whether and when to develop companion or complementary diagnostic products to be used in connection with Licensed Products (“Companion Diagnostics”); (x) provide a forum for discussion of summaries of clinical trial activities by Zymeworks and its Affiliates for the Licensed Product […***…]; and (xi) perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.35
(c)          Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.
(d)          Meetings. The JSC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than […***…] per Calendar Year. In addition, special meetings of the JSC may be convened by either Alliance Manager upon not less than […***…] (or, if such meeting is proposed to be conducted by teleconference, as soon as reasonably practicable) written notice to the other Alliance Manager. The JSC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method; provided that at least […***…] each Calendar Year, such meetings will be conducted in person at locations selected alternatively by Zymeworks and BeiGene or such other location as the Parties may agree. Each Party shall bear its own expenses related to participation in and

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attendance at such meetings by its respective JSC representatives. The Alliance Managers shall jointly prepare and circulate minutes for each JSC meeting within […***…] of each such meeting and shall ensure that such minutes are reviewed and approved by their respective companies within […***…] thereafter.  Communications between the Parties pursuant to the JSC meetings shall be in English.36
(e)          Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity), JDC, JCC or Working Group in the event that the planned agenda for such JSC, JDC, JCC or Working Group meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, shall obtain approval from such other Party for such Third Party to attend, and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
(f)          Decision-Making. All decisions of the JSC shall be made by consensus, with each Party’s representatives having, collectively, one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach consensus as to such matter within […***…] after such matter was brought to the JSC for resolution (or […***…] if the particular matter is with respect to any issue under consideration by the JSC pursuant to Sections 3.2(b)(iii), (iv) or (v)), such matter shall be referred to the Chief Executive Officer of Zymeworks (or an executive officer of Zymeworks designated by the Chief Executive Officer of Zymeworks who has the power and authority to resolve such matter) and the Chief Executive Officer of BeiGene (or an executive officer of BeiGene designated by the Chief Executive Officer of BeiGene who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within […***…] after such matter has been referred to them (or […***…] if the particular matter is with respect to any issue originally under consideration by the JSC pursuant to Sections 3.2(b)(iii), (iv) or (v)), then:37
(i)          Subject to Section 3.2(f)(ii), BeiGene shall have the final decision-making authority for matters within the scope of the JSC’s decision-making authority with respect to (1) any […***…] for Licensed Products in the Field in the Territory […***…], (2) all […***…] with respect to Licensed Products, including […***…], in the Field in the Territory; and (3) all […***…] activities leading up to and including the […***…] and any […***…], as applicable, for Licensed Products in the Field from […***…] in the Territory; provided that: BeiGene shall not exercise its final decision-making authority in a manner that would reasonably be expected to […***…].38
(ii)          Zymeworks shall have the final decision-making authority for matters within the scope of the JSC’s decision-making authority with respect to (1) the […***…]; (2) any […***…] activities which […***…]; (3) any Development, manufacture or Commercialization activities in the Territory that would reasonably be expected to […***…] of

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the Licensed Product; or (4) any Development, manufacture or Commercialization activities in the Territory that would reasonably be expected to (y) result in a […***…] related to the Licensed Product outside the Territory or (z) otherwise […***…]; provided, that, Zymeworks shall not exercise its final decision-making authority in a manner that would […***…] under this Agreement, including any of BeiGene’s obligations or expenses […***…] agreed between the Parties without BeiGene’s written consent, which will not be unreasonably withheld, delayed or conditioned.39
(g)          Joint Development Committee and Joint Commercialization Committee. Within […***…] of the Effective Date, the Parties shall establish a joint development committee (the “JDC”) to review, discuss, coordinate and share information regarding (i) the Development of Licensed Products (x) in the Territory and (y) outside of the Territory pursuant to the Global Development Plan and (ii) the progress of the Regulatory Approvals and Regulatory Submissions for Licensed Products in the Territory, including discussing relevant CMC information. Each Party shall appoint two (2) representatives to each of the JDC and the JCC (as defined below), each of whom is an officer or employee of the applicable Party having sufficient knowledge regarding Development of Licensed Products for the Territory and fluency in English. Not later than […***…] prior to the anticipated date of the filing of the first application for Regulatory Approval for a Licensed Product in the Territory, the Parties shall establish a joint commercialization committee (the “JCC”) to review, discuss, coordinate and share information regarding (1) the preparation of the Commercialization Plan; (2) the progress of the Commercialization of Licensed Products in the Territory; and (3) commercial issues relevant to the Commercialization of Licensed Products in the Territory and Zymeworks’ commercialization of Licensed Products in other territories outside of the Territory  and global harmonization of such activities. The JDC and JCC will meet with the frequency and in the manner (in person or otherwise) of the JSC or such other frequency or manner as the JSC shall determine.  Each of the JDC and JCC and its activities shall be subject to the oversight of, and shall report to, the JSC and the JSC shall resolve all disputes that arise within the JDC or the JCC within […***…] after any such matter is brought to the JSC for resolution. In no event shall the authority of the JDC or the JCC exceed the authority of the JSC. Each Party shall be responsible for all of its own expenses of participating in the JDC and JCC.40
(h)          Working Groups. From time to time, the JSC may establish joint working groups (each, a “Working Group”) on an “as-needed” basis to oversee specific functional areas or activities and coordinate the day-to-day performance of such activities under this Agreement, which establishment of Working Groups shall be reflected in the minutes of the meetings of the JSC. Each such Working Group shall be constituted, shall meet as frequently and in such manner as, and shall operate as, the JSC may determine; provided that all of BeiGene’s representatives in any such Working Group shall be fluent in English. Each Working Group and its activities shall be subject to the oversight of, and shall report to, the JSC, and the JSC shall resolve all disputes that arise within a Working Group within […***…] after any such matter is brought to the JSC for resolution. In no event shall the authority of any Working Group exceed

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the authority of the JSC. Each Party shall be responsible for all of its own expenses of participating in any Working Group.41
(i)          Discontinuation of JSC. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Once the JSC is disbanded, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JSC shall be decisions between the Parties, subject to the other terms and conditions of this Agreement.  The JDC, JCC and any Working Groups shall disband upon the disbandment of the JSC or earlier, as determined by the JSC.
ARTICLE 4
TECHNOLOGY TRANSFER
4.1          Technology Transfer.  Upon Completion of the Phase 1 Clinical Trial for the Licensed Product, Zymeworks shall promptly notify BeiGene in writing, including a copy of the results and other existing information relevant thereto (the “Clinical Trial Results”) (collectively, the “Trial Completion Notice”).  Within […***…] of BeiGene’s receipt of the Clinical Trial Results, Zymeworks will provide and transfer to BeiGene, […***…], the Zymeworks Know-How that exists on the Effective Date and was not previously provided to BeiGene by providing copies or samples of relevant documentation, materials and other embodiments of such Zymeworks Know-How, including data within reports, and electronic files, that exists on the Effective Date (the “Initial Technology Transfer”). Thereafter, during the Term, Zymeworks shall (a) at each meeting of the JSC (and, in any event, on […***…] if any JSC meeting is not held in a particular […***…]), provide BeiGene with a summary of additional Zymeworks Know-How, if any, developed since the last meeting of the JSC, (b) transfer any such Zymeworks Know-How to BeiGene promptly following BeiGene’s reasonable request, and (c) provide BeiGene with reasonable access to Zymeworks personnel involved in the research and Development of Licensed Products, either in-person at Zymeworks’ facility or by teleconference (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”).  For the avoidance of doubt, Zymeworks’ personnel shall not be obligated to travel to BeiGene’s facilities, and Zymeworks’ transfer obligations under this Section 4.1 shall apply solely to the extent the Zymeworks Know-How is reasonably necessary to support BeiGene’s Development and Commercialization of the Licensed Product in the Field in the Territory in accordance with this Agreement. Notwithstanding the foregoing, Zymeworks’ technology transfer obligations hereunder shall not include the obligation to transfer manufacturing-related Know-How, except as set forth in Section 7.2 or unless otherwise mutually agreed by the Parties in writing.42
4.2          Updates by BeiGene.  During the Term, BeiGene shall (a) at each meeting of the JSC (and, in any event, on […***…] if any JSC meeting is not held in a particular […***…]), provide Zymeworks with a summary of any BeiGene Collaboration IP and Know-How within the BeiGene IP, if any, developed since the last meeting of the JSC, (b) transfer any such BeiGene Collaboration IP and Know-How to Zymeworks promptly following Zymeworks’ reasonable request, and (c) provide Zymeworks with reasonable access to BeiGene personnel

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involved in the research and Development of Licensed Products, either in-person at BeiGene’s facility or by teleconference.  For the avoidance of doubt, BeiGene’s personnel shall not be obligated to travel to Zymeworks’ facilities, and BeiGene’s transfer obligations under this Section 4.2 shall apply solely to the extent the BeiGene Collaboration IP and Know-How within the BeiGene IP is reasonably necessary to support Zymeworks’ Development and Commercialization of the Licensed Product outside of the Territory.43
ARTICLE 5
DEVELOPMENT PROGRAM
5.1          Diligence and Responsibilities. BeiGene shall be responsible for the Development of the Licensed Products in the Field in the Territory in accordance with this Article 5.  […***…], BeiGene shall use Commercially Reasonable Efforts to (i) […***…], and (ii) […***…].  BeiGene shall conduct such tasks in a timely, professional manner and in compliance with the Territory Development Plan and Global Development Plan, as applicable, and all Applicable Laws, including GLP, GCP and cGMP.  […***…].44
5.2          Global Development Plan.
(a)          The Parties’ collaborative work to support the global Development of Licensed Products within and outside of the Territory will be conducted pursuant to a written development plan (as amended from time to time in accordance with this Section 5.2, the “Global Development Plan”), which the Parties agree may include one or more additional ZW49 Multi-Regional Clinical Studies and one or more ZW49 Multi-Regional Registrational Studies in gastric cancer, breast cancer or other HER2-specific cancers. The Global Development Plan shall include (i) […***…], (ii) […***…], (iii) […***…], and (iv) […***…]. The initial Global Development Plan is attached hereto as Exhibit 5.2.  […***…].45
(b)          […***…] BeiGene shall use Commercially Reasonable Efforts to perform the Development activities assigned to BeiGene under the Global Development Plan to support the global Development and registration of Licensed Products […***…].  Without limiting the foregoing, […***…].46
5.3          Territory Development Plan. Except for the activities allocated to BeiGene under the Global Development Plan pursuant to Section 5.2, all Development of Licensed Products in the Territory under this Agreement shall be conducted by BeiGene pursuant to a written development plan (as amended from time to time in accordance with this Section 5.3 and Section 3.2, the “Territory Development Plan”). The initial Territory Development Plan is

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attached hereto as Exhibit 5.3.  […***…].47
5.4          Development Costs. BeiGene shall be solely responsible for the costs and expenses incurred by BeiGene in the Development of Licensed Products in the Territory […***…].48
5.5          Development Records. BeiGene shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of BeiGene, its Affiliates or its sublicensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. BeiGene shall maintain such records during the Term and for a period of time after the Term consistent with Applicable Laws and reasonable industry practices on record retention and destruction (which shall not be less than […***…]).  Such records will be in English (or include complete English translations) and shall fully and properly reflect all work done and results achieved by or on behalf of BeiGene in the performance of the Development activities in  the Territory hereunder, in good scientific manner appropriate for regulatory and patent purposes.  BeiGene shall document all non-clinical studies and Clinical Trials of the Licensed Product in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., GCP, GLP and GMP). Upon Zymeworks’ request, BeiGene shall, and shall cause its Affiliates and sublicensees to, provide Zymeworks with copies of such records.49
5.6          Clinical Trial Audit Rights.
(a)          Upon reasonable notification by Zymeworks and at Zymeworks’ cost and expense, Zymeworks or its representatives shall be entitled to conduct an audit of any Clinical Trial sites engaged, or other facilities used, by BeiGene or its Affiliates or sublicensees to conduct BeiGene’s obligations under (i) […***…] and (ii) […***…]. No later than […***…] following the completion of any such audit, Zymeworks will provide BeiGene with a written summary of Zymeworks’ findings in English, including any deficiencies or other areas of remediation that Zymeworks reasonably identifies during such audit and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation identified by Zymeworks. BeiGene will use Commercially Reasonable Efforts to remediate such deficiencies promptly following BeiGene’s receipt of such report […***…].  […***…] and Zymeworks reasonably determines, […***…].  Without limiting the foregoing, […***…].50
(b)          BeiGene will provide Zymeworks with copies of all quality oversight or audit reports, including certified translations into English thereof, prepared in connection with any audit that BeiGene, its Affiliates or sublicensees conduct of a Clinical Trial site that BeiGene, its Affiliates or sublicensees have engaged or are evaluating to potentially engage to fulfill BeiGene’s obligations under the Global Development Plan or the Territory Development Plan no later than […***…] after receiving or preparing, as applicable, any such report.51
5.7          Development Reports. BeiGene shall provide Zymeworks with […***…] written reports, […***…], summarizing its, its Affiliates’ and its sublicensees’ Development of Licensed Products, including a summary of the results of such Development, which reports shall

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be in English. Without limiting the foregoing, such reports shall contain sufficient detail to enable Zymeworks to assess BeiGene’s compliance with its Development obligations hereunder. Subject to Zymeworks’ right to use and disclose data and results in accordance with Section 5.8 and the licenses and rights to BeiGene IP and BeiGene Collaboration IP granted to Zymeworks in Section 2.4, such reports shall be Confidential Information of BeiGene pursuant to Article 10. BeiGene shall promptly respond to Zymeworks’ reasonable requests from time to time for additional information regarding material Development activities. The Parties shall discuss the status, progress and results of Development activities at JSC meetings, and Zymeworks shall keep BeiGene reasonably informed through the JSC as to any material developments with respect to the Development of Licensed Products outside the Territory.52
5.8          Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 6.4, each Party shall promptly (but in any event no later than […***…] from the other Party’s request) provide the other Party with copies of all data and results, including all Clinical Data, and all supporting documentation (e.g. protocols, CRFs, analysis plans) Controlled by such Party or its Affiliates that are generated by or on behalf of such Party or its Affiliates or sublicensees, if applicable, in the Development of Licensed Products; provided that Zymeworks shall only be required to provide BeiGene such data, results and documentation to the extent it comprises Zymeworks Know-How and is reasonably necessary or useful for BeiGene’s Development or Commercialization of the Licensed Products in the Field in the Territory, including any such data, results and documentation that are reasonably requested by BeiGene or that are necessary to support filings for Regulatory Approval for the Licensed Product in the Territory.  BeiGene shall have the right to use and reference such data and results provided by Zymeworks, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Zymeworks and its designees shall have the right to use and reference such data and results provided by BeiGene, without additional consideration, for the purpose of Developing, manufacturing and Commercializing Licensed Products in accordance with the licenses granted under Section 2.4, filing Patent Rights covering Zymeworks’ Inventions and ZW49 Collaboration IP and obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products outside the Field in the Territory or outside of the Territory. For clarity, any such data or results that are Inventions will be owned in accordance with Section 14.1 and subject to the licenses, rights and obligations set forth herein.53
5.9          Subcontractors.
(a)          After receipt of the Trial Completion Notice, BeiGene shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement or for which it is responsible under this Agreement, to the extent such subcontractors are set forth in the Territory Development Plan or the Global Development Plan. BeiGene shall cause any subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any activities. BeiGene shall cause its subcontractors to assign to BeiGene (or, in the case of academic institutions and Third Party manufacturers, use reasonable efforts to cause such subcontractor to so assign) all intellectual

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property made by such subcontractor in the course of performing such subcontracted work. BeiGene shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.
(b)          […***…] (x) […***…], or (y) […***…].54
(c)          Zymeworks may conduct any activities assigned to it under the Global Development Plan or this Agreement, through one or more Affiliate or Third Party designees.
ARTICLE 6
REGULATORY
6.1          Holder of Regulatory Approvals and Regulatory Submissions. BeiGene shall be the holder of Regulatory Approvals and Regulatory Submission for Licensed Products in the Field in the Territory. Zymeworks shall reasonably cooperate with BeiGene, at BeiGene’s request and expense, to enable BeiGene to obtain any or all such Regulatory Approvals and Regulatory Submissions.
6.2          Review of Regulatory Submissions.
(a)          BeiGene shall provide to Zymeworks all Regulatory Submissions (including certified English translations thereof) prepared by or on behalf of BeiGene at least […***…] prior to submission and shall consider in good faith any reasonable comments received from Zymeworks with respect thereto.55
(b)          In addition, each Party shall notify the other Party of any comments or other correspondence regarding any Regulatory Submissions that are received from any Regulatory Authority in the Territory or, with respect to Clinical Trials conducted pursuant to the Global Development Plan, outside the Territory, and shall provide the other Party with copies thereof as soon as reasonably practicable, but in all events within […***…] of receipt (or such longer time period as may be necessary to obtain translations thereof).  Each Party will provide quarterly updates, at each JSC meeting, regarding its activities and progress with respect to all Clinical Trials conducted pursuant to the Global Development Plan. 56
(c)          Each Party shall keep the other Party reasonably informed of regulatory developments related to Licensed Products in the Field in the Territory and outside the Territory of which it becomes aware and shall promptly notify the other Party in writing of any material decision by any Regulatory Authority in the Field, in the Territory and outside the Territory, of which it becomes aware regarding any Licensed Product.
(d)          Each Party shall provide the other Party with notice no later than […***…] after receiving notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Licensed Product in the Field.  Each Party shall provide the other

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Party with a written summary of each such meeting or discussion in English promptly following such meeting or discussion.57
6.3          Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates, solely to the extent reasonably necessary for the purposes set forth in this Section 6.3 and requested by such other Party. BeiGene may use such right of reference to Zymeworks’ Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Zymeworks may use the right of reference to BeiGene’s Regulatory Submissions and Regulatory Approvals solely for the purpose of seeking, obtaining and maintaining regulatory approval of Licensed Products outside the Territory or, to the extent permitted pursuant to this Agreement, in the Territory.  The Party requesting such right of reference shall bear the reasonable costs and expenses of the other Party associated with providing the right of reference pursuant to this Section 6.3. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.3 and to give the other Party the benefit of the rights of reference to the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein.
6.4          Adverse Events Reporting. Promptly following BeiGene’s receipt of the Trial Completion Notice, but in no event later than […***…] thereafter, BeiGene and Zymeworks shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall (a) describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to Licensed Products and sufficient to permit each Party and its Affiliates, licensees or sublicensees to comply with its legal obligations with respect thereto; (b) be promptly updated if required by changes in Applicable Law; (c) provide that (i) BeiGene shall maintain an adverse event database for Clinical Trials conducted in the Territory under the Territory Development Plan and the Global Development Plan […***…]; (ii) BeiGene shall be responsible for (A) reporting to the applicable Regulatory Authorities in the Territory, all quality complaints, adverse events and safety data related to Licensed Products for all Clinical Trials conducted in the Territory under the Territory Development Plan or the Global Development Plan, (B) responding, to safety issues and to all requests of Regulatory Authorities related to such safety issues with respect to the Licensed Products in the Field in the Territory; (iii) BeiGene shall provide to Zymeworks access to BeiGene’s adverse event database for the Licensed Product in the Territory; (iv) Zymeworks shall maintain a global adverse event database for the Licensed Products, including with respect to Clinical Trials conducted under the Global Development Plan, at Zymeworks’ cost and expense, except for any costs allocated to BeiGene pursuant to Section 5.4; and (v) Zymeworks will provide BeiGene with adverse event information regarding the Licensed Products in accordance with the PV Agreement; and (d) include the following definition of “adverse event”: any untoward medical occurrence in a patient or clinical

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investigation subject administered a pharmaceutical product and which does not necessarily have a causal relationship with this treatment; an adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product. 58
6.5          Safety and Regulatory Audits. Upon reasonable advance (not less than […***…] written notification, Zymeworks or its representatives shall be entitled to conduct an audit of the manufacturing, safety and regulatory systems, procedures or practices of BeiGene, its Affiliates, and CMOs relating to Licensed Products no more often than […***…]; and upon Zymeworks’ reasonable request, BeiGene will conduct such audits of its sublicensees and subcontractors hereunder (subject to the terms and conditions of BeiGene’s agreements with such sublicensees and subcontractors) and provide Zymeworks with the results of such audits.  BeiGene shall promptly notify Zymeworks of any inspection of BeiGene, its Affiliates, CMOs, sublicenses or subcontractors (including Clinical Trial sites) by any Regulatory Authority relating to Licensed Products and shall provide Zymeworks with all information in BeiGene’s Control pertinent thereto. Without limiting the foregoing, BeiGene shall permit Regulatory Authorities outside the Territory to conduct inspections of BeiGene, its Affiliates, CMOs, sublicenses or subcontractors (including Clinical Trial sites) relating to Licensed Products, and shall ensure that such Affiliates, sublicensees and subcontractors permit such inspections. Zymeworks shall have the right, but not the obligation, to be present at and participate in any such inspection described in this Section 6.5 […***…]. BeiGene will provide Zymeworks with a written summary in English of any findings of a Regulatory Authority relating to Licensed Products following a regulatory audit within […***…] following any such audit, and will provide Zymeworks with an unredacted copy of any report issued by such Regulatory Authority, including if applicable, a certified English translation thereof within […***…] following such audit.59
6.6          No Harmful Actions. If either Party reasonably believes that the other Party is taking or intends to take any action with respect to a Licensed Product in such other Party’s territory that would reasonably be expected to have a material adverse impact upon the regulatory status of any Licensed Product in the Field in its respective territory, then such Party shall have the right to bring the matter to the attention of the JSC, and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth herein or in the Global Development Plan): (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to any Licensed Product, unless required by such Regulatory Authority, in which case such Party shall notify the other Party of such order within […***…] of such communication; and (b) neither Party shall submit any Regulatory Submissions or seek regulatory approvals for any Licensed Product in the other Party’s respective territory.60
6.7          Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of BeiGene relating to the Licensed Product, then BeiGene shall notify Zymeworks of such notice within […***…] of its receipt thereof. Zymeworks shall have the right to review and comment on any responses to

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Regulatory Authorities that pertain to a Licensed Product promptly and in any event within […***…] of receipt of such proposed response.  BeiGene will […***…] to a Licensed Product in the Territory if BeiGene is the holder of Regulatory Approvals and Regulatory Submissions for such Licensed Product in the Territory and will […***…].  The costs and expenses of any regulatory action in the Territory will be borne by BeiGene. In addition, each Party shall promptly notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that, in the case of notice to Zymeworks, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products, and in the case of notice to BeiGene, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products in the Field in the Territory.61
ARTICLE 7.
MANUFACTURING
7.1          Manufacture of Licensed Product for the Territory.  Subject to the terms and conditions of this Article 7, BeiGene shall have the right to (a) purchase Development supply from Zymeworks or Zymeworks’ CMO pursuant to the Clinical Supply Agreement, (b) exercise its license under Section 2.1(b)(ii) to manufacture clinical and/or commercial supply of Licensed Product for the Territory itself or have such Licensed Product manufactured by a Third Party CMO agreed upon by the Parties, in each case after successful completion of the Manufacturing Technology Transfer and Qualifying Audits in accordance with Section 7.2, or (c) purchase commercial supply of Licensed Product from Zymeworks or Zymeworks’ CMO pursuant to the Commercial Supply Agreement.
7.2          Manufacturing Technology Transfer. In addition to the Zymeworks Know-How provided to BeiGene pursuant to the Initial Technology Transfer, upon BeiGene’s written request after the receipt of the Trial Completion Notice and approximately […***…] in advance of the date on which BeiGene intends to commence manufacture of Licensed Product, Zymeworks will promptly prepare and submit to the JSC, for its review, a plan (“Manufacturing Technology Transfer Plan”) for the transfer to BeiGene of all Know-How Controlled by Zymeworks with respect to the Manufacture of Licensed Product (“Zymeworks Manufacturing IP”), and the conduct by Zymeworks of such consultation activities, as are necessary to enable BeiGene or any Third Party contract manufacturing organization (the “CMO”) designated by BeiGene and agreed by the Parties in writing to manufacture for the Territory (a) the Licensed Antibody-Drug Conjugate as the Active Ingredient of the applicable Licensed Product and/or (b) the applicable Licensed Product (such actions, “Manufacturing Technology Transfer”). Following the review and approval by the JSC of the Manufacturing Technology Transfer Plan, Zymeworks will perform (or cause one or more applicable Third Parties (including, as applicable, any CMO engaged by Zymeworks to manufacture the Licensed Product) to perform) […***…] in accordance with such Manufacturing Technology Transfer Plan to (a) […***…] and (b) either BeiGene or to a CMO (other than […***…]) designated by BeiGene, […***…].  Zymeworks will complete the Manufacturing Technology Transfer for each Licensed Product promptly (and in any event within […***…] after agreement by the Parties with respect to the Manufacturing Technology Transfer Plan and the CMO to receive

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such transfer, as applicable) following BeiGene’s request and in accordance with the Manufacturing Technology Transfer Plan. Thereafter during the Term, Zymeworks will provide BeiGene with additional Zymeworks Manufacturing IP as part of the Continuing Technology Transfer in accordance with Section 4.1.  After completion of the Manufacturing Technology Transfer to a facility, use of such facility to manufacture the Licensed Product shall be subject to successful completion of any necessary inspections required by applicable Regulatory Authorities, as well as a qualifying audit by or on behalf of Zymeworks (collectively, the “Qualifying Audits”); provided, that, Zymeworks hereby agrees to complete each such Qualifying Audit for each facility within […***…] of the completion of the Manufacturing Technology Transfer to such facility.  BeiGene may use Licensed Product manufactured at its qualified facilities or those of the CMO to which the Manufacturing Technology Transfer is made, for clinical or commercial purposes in the Territory.  All Licensed Product manufactured by or on behalf of BeiGene or its CMO shall be manufactured in compliance with all Applicable Laws and applicable specifications for the Licensed Product.62
7.3          Supply by Zymeworks.
(a)          Development Supply. Subject to Sections 7.2 and 7.3(b), Zymeworks shall have the right, either by itself or through a Third Party contract manufacturer, to manufacture and supply to BeiGene all Licensed Products required by BeiGene for Development use in the Territory under the Territory Development Plan and for BeiGene’s Development-related responsibilities under the Global Development Plan, including the conduct of any ZW49 Multi-Regional Clinical Study.  Subject to Section 7.2, the Parties shall use Commercially Reasonable Efforts to enter into an agreement governing the supply by Zymeworks of such Licensed Products for such Development use by BeiGene (“Clinical Supply Agreement”) within […***…] following BeiGene’s receipt of the Trial Completion Notice, pursuant to which:63
(i)          Zymeworks shall supply the Licensed Products pursuant to this Section 7.3(a) at a transfer price […***…]. Zymeworks shall invoice BeiGene for the Licensed Product upon delivery in accordance with this Section 7.3 and BeiGene shall, subject to the terms of the Clinical Supply Agreement, pay the undisputed invoiced amounts within […***…] after the date of such invoice.  Notwithstanding the foregoing, in the event Zymeworks will incur, […***…], Zymeworks may invoice BeiGene for such fee or charge, as applicable, […***…], and BeiGene shall, pay such invoiced amounts within […***…] after the date of such invoice.64
(ii)          Delivery of Licensed Products supplied by Zymeworks for Development will be made Ex Works (Incoterms 2010) Zymeworks’ or its contract manufacturer’s facility. BeiGene shall be responsible for obtaining all licenses or other authorizations for the exportation and importation of such Licensed Product, and BeiGene shall contract for shipment and insurance of such Licensed Product from Zymeworks’ or its contract manufacturer’s facility, […***…]. BeiGene shall also be responsible for the clinical packaging,

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labeling, QC/QA/QP release, storage, customs clearance and distribution of such Licensed Product, […***…].65
(b)          Commercial Supply. Subject to Section 7.2, the Parties shall use Commercially Reasonable Efforts to agree, not later than […***…] prior to the anticipated launch date of the Licensed Product in the Territory, on the principal terms of a commercial supply agreement (the “Commercial Supply Agreement”) pursuant to which BeiGene shall purchase commercial supply of a Licensed Product (vialed drug product, labeled or unlabeled) for the Territory from Zymeworks or directly from a mutually agreed CMO.  The transfer price under the Commercial Supply Agreement shall be […***…].  The terms of the Commercial Supply Agreement shall be consistent with the terms and conditions of this Agreement, the applicable terms and conditions of Clinical Supply Agreement, and the terms and conditions of any agreement between Zymeworks and its Third Party manufacturing partner(s), to the extent applicable to commercial supply of Licensed Product in the Field in the Territory. The Parties shall negotiate in good faith and endeavor to enter into such Commercial Supply Agreement at least […***…] prior to the earlier of (i) the estimated date of enrollment of the last patient in the ZW49 Multi-Regional Registrational Study and (ii) the estimated date of enrollment of the last patient in the first Phase 3 Clinical Trial of such Licensed Product in the Territory. Unless and until otherwise agreed by the Parties, and except as otherwise set forth in the Commercial Supply Agreement, BeiGene shall purchase its commercial requirements for Licensed Product in the Territory from Zymeworks pursuant to the Commercial Supply Agreement. Zymeworks shall invoice BeiGene for the Licensed Product upon delivery and BeiGene shall, subject to the terms of the Commercial Supply Agreement, pay the undisputed invoiced amounts within […***…] after the date of such invoice.66
(c)          Single Agreement.  The Parties may agree to execute a single supply agreement pursuant to which Zymeworks (or its CMO) would supply BeiGene Licensed Products for the Territory, rather than a separate Clinical Supply Agreement and Commercial Supply Agreement.  The Parties acknowledge and agree that […***…] is […***…] and its Affiliates, including […***…].67
ARTICLE 8
COMMERCIALIZATION
8.1          Commercialization Responsibility.
(a)          BeiGene shall be solely responsible for Commercializing the Licensed Products in the Field in the Territory in accordance with this Article 8 and shall book all sales of such Licensed Product in the Territory. BeiGene shall use Commercially Reasonable Efforts to Commercialize each Licensed Product that obtains Regulatory Approval in the Field in the Territory.  BeiGene shall conduct all Commercialization of Licensed Products in the Field in the

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Territory in accordance with the Commercialization Plan for such Licensed Product and all Applicable Laws […***…].68
(b)          As between the Parties, Zymeworks shall have the sole right to Commercialize each Licensed Product outside of the Territory and outside the Field in the Territory, and to book all such sales of Licensed Product.
8.2          Commercialization Plan. The Commercialization Plan with respect to a Licensed Product shall contain in reasonable detail the major Commercialization activities planned for such Licensed Product in the Territory.  BeiGene shall deliver an initial draft of the Commercialization Plan to the JCC for its review and discussion no later than […***…] prior to the anticipated date of the first filing of the first Regulatory Approval for a Licensed Product in the Territory. Zymeworks shall have the right to comment through the JCC on such Commercialization Plan, and BeiGene shall take such comments into consideration in good faith prior to finalizing such Commercialization Plan. BeiGene shall promptly provide Zymeworks with a copy of such final Commercialization Plan, and thereafter, from time to time, but at least every […***…], BeiGene shall propose updates or amendments to the Commercialization Plan to reflect any changes in such plans […***…]. BeiGene shall submit the proposed updated or amended Commercialization Plan to the JCC for review and discussion before implementing such update or amendment.69
8.3          Commercialization Reports. For each […***…] following receipt of the first Regulatory Approval for any Licensed Product in any country or region in the Territory, BeiGene shall provide to Zymeworks […***…] within […***…] after the end of such […***…] a written report that summarizes the Commercialization activities on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis, as applicable, performed by or on behalf of BeiGene, its Affiliates and sublicensees in the Territory since the prior report provided by BeiGene. Such reports shall be Confidential Information of BeiGene, subject to Article 10. BeiGene shall provide updates to any such report at each meeting of the JSC and the JCC, as well as of any Working Group established by the JSC to oversee Commercialization-related activities under this Agreement.70
8.4          Coordination of Commercialization Activities.
(a)          The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of Licensed Products in and outside the Territory. As such, the Parties shall coordinate such activities where appropriate, which may include scientific and medical communication and product positioning.
(b)          BeiGene shall keep Zymeworks timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the Field in the Territory, including any discussion with the applicable Regulatory Authority with respect thereto.  Each Party shall have the right to determine the price of Licensed Products sold in its

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territory and neither Party shall have the right to direct, control or approve the pricing of Licensed Products sold by the other Party in such other Party’s territory.
(c)          BeiGene will use reasonable efforts to cooperate with Zymeworks to develop and adopt a global branding strategy for the Licensed Products, which may include certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”). Zymeworks shall own all rights in such Global Brand Elements, and shall grant BeiGene the exclusive right to use such Global Brand Elements in connection with the Commercialization of Licensed Products in the Field in the Territory. BeiGene shall Commercialize Licensed Products in the Territory in a manner consistent with the Global Brand Elements.
8.5          Diversion. Each Party covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory; provided that each Party shall have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 8.5. Neither Party shall engage, nor permit its Affiliates or sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliate or sublicensee receives any order for Licensed Products for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates or sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use in the other Party’s territory.
ARTICLE 9
PAYMENTS
9.1          Upfront Fee. In partial consideration of Zymeworks’ granting of the licenses and rights to BeiGene hereunder and Zymeworks’ undertaking of the activities required under this Agreement, BeiGene shall pay to Zymeworks a one-time, non-refundable non-creditable upfront payment of […***…] U.S. dollars (USD […***…]) (the “Upfront Payment”) within […***…] following the Effective Date.71
9.2          Development Milestones. Within […***…] after the achievement of each milestone event set forth in the table below for each applicable Licensed Product (each, a “Development Milestone Event”), BeiGene shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”) in accordance with Section 9.4(a).  Each Development Milestone Payment shall be payable […***…] per Licensed Product upon

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the […***…] of the corresponding Development Milestone Event for such Licensed Product.  In the event that […***…], BeiGene shall pay Zymeworks […***…].72
Milestone Event[73]	Milestone Payment[74]
Development Milestones Events
1. […***…]	USD […***…]
2. […***…]	USD […***…]
3. […***…]	USD […***…]
4. […***…]	USD […***…]
5. […***…]	USD […***…]
6. […***…]	USD […***…]
7. […***…]	USD […***…]
8. […***…]	USD […***…]

9.3          Commercialization Milestones.  Upon the […***…] of each milestone event set forth in the table below with respect to a particular Licensed Product (each, a “Commercialization Milestone Event”), BeiGene shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) in accordance with Section 9.4(b):75
Milestone Event[76]	Milestone Payment[77]
Commercial Milestones Events
1. […***…]	USD […***…]
2. […***…]	USD […***…]
3. […***…]	USD […***…]
4. […***…]	USD […***…]

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5. […***…]	USD […***…]

For clarity, each of the foregoing Commercialization Milestone Payments will be payable only […***…]. In the event that […***…], BeiGene shall pay Zymeworks […***…].  For example, […***…], BeiGene shall pay Zymeworks USD […***…] in Commercialization Milestone Payments pursuant to this Section 9.3. […***…] set forth above […***…].78
9.4          Payment Terms.
(a)          Development Milestone Payments. BeiGene shall provide Zymeworks with notice of the achievement of each Development Milestone Event within […***…] thereafter and make the corresponding Development Milestone Payment within […***…] after such achievement.79
(b)          Commercialization Milestone Payments and Royalty Payments.  During the Term, following the First Commercial Sale of a Licensed Product, BeiGene shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Licensed Product sold by BeiGene and its Affiliates and sublicensees during the reporting Calendar Quarter and the Licensed Product royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Licensed Product royalties paid by BeiGene with respect to such Calendar Quarter.  Each such report shall include, on a country-by-country and Licensed Product-by-Licensed Product basis, the total gross amount invoiced for Licensed Product sold, the Net Sales of each Licensed Product, and the Licensed Product royalties (in US dollars) payable and in total for all Licensed Products and the manner and basis for any currency conversion in accordance with Section 9.7, and shall specify if each Commercialization Milestone Event is achieved during such Calendar Quarter.  Reports shall be due no later than […***…] following the end of each Calendar Quarter. The corresponding Commercialization Milestone Payment(s) and Licensed Product royalties shown to have accrued by each report provided under this Section 9.4(b) shall be due and payable on the date such report is due.80
9.5          Royalty Payments to Zymeworks.
(a)          Royalty Rates. In further consideration of Zymeworks’ grant of the rights and licenses to BeiGene hereunder, BeiGene shall, during each applicable Royalty Term, pay to Zymeworks a tiered royalty on aggregate Net Sales of Licensed Products in the Territory for each Calendar Year, at the percentage rates set forth below (subject to Section 9.5(c)):
Calendar Year, Net Sales of Licensed Products in the Territory[81]	Royalty Rate[82]
1. ≤ USD […***…]	[…***…]%

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2. > USD […***…] - ≤ USD […***…]	[…***…]%
3. >USD […***…] - ≤ USD […***…]	[…***…]%
4. > USD […***…] - ≤ USD […***…]	[…***…]%
5. > USD […***…]	20%

By way of illustration, assume in a Calendar Year that (i) aggregate Net Sales of Licensed Product in the Territory in US Dollars total […***…] US Dollars ($[…***…]) and (ii) no adjustments or deductions to payments under Section 9.5(c) apply. The total royalties due and payable by BeiGene to Zymeworks for such Net Sales would be […***…] US Dollars ($[…***…]), calculated as follows:83

$[…***…]   x […***…]%     =   $[…***…]84
$[…***…]   x […***…]%     =   $[…***…]85
$[…***…]   x […***…]%     =   $[…***…]86
$[…***…]   x […***…]%     =   $[…***…]87
$[…***…]   x 20%     =   $[…***…]88
Total Royalty               =   $[…***…]89
(b)          Royalty Term. The royalty payments payable under this Section 9.5 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country in the Territory until the latest of: (i) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country; (ii) the expiration of the last Valid Claim (including any patent term adjustments or extensions) within the Zymeworks Patent Rights that Covers such Licensed Product in such country; and (iii) the expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).
(c)          Royalty Reductions.
(i)          No Valid Claim. Subject to Section 9.5(c)(iv), on a Licensed Product-by-Licensed Product and country by country basis, if there is no Valid Claim within the Zymeworks Patent Rights that Covers such Licensed Product in a given country in the Territory, then, commencing in the first Calendar Quarter after the date on which this Section 9.5(c)(i) applies and continuing for each Calendar Quarter thereafter for so long as there is no Valid Claim that Covers such Licensed Product in such country, the applicable royalty rate that would otherwise be owed on such Net Sales of such Licensed Product in such country under Section 9.5(a) will be reduced by […***…] of the rates set forth in Section 9.5(a).90

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(ii)          Biosimilar Product. If (A) a Licensed Product is generating Net Sales in the Field in a country in the Territory during the applicable Royalty Term at a time when a Biosimilar Product with respect to such Licensed Product is being sold in such country;  (B) there is a reduction in the sales volume of any Licensed Product in such country […***…], then, subject to Section 9.5(c)(iv) and […***…], the royalty rate applicable to Net Sales of such Licensed Product in such country in such Calendar Quarter shall be reduced by a percentage of the royalty rate that would otherwise be owed on such Net Sales of such Licensed Product in such country under Section 9.5(a) in accordance with the following table;91
Percentage Market Reduction[92]	Percentage Royalty Rate Reduction[93]
[…***…]%	[…***…]%
[…***…]%	[…***…]%
[…***…]%	[…***…]%

(iii)          Third Party Payments. If during the Term BeiGene determines that a license under any Patent Rights controlled by a Third Party is necessary to Develop or Commercialize any Licensed Product in the Field in the Territory, BeiGene will have the right to acquire rights to such Patent Rights from such Third Party for the Territory and, subject to Section 9.5(c)(iv), on a Licensed Product-by-Licensed Product and country by country basis, during any Calendar Quarter, BeiGene may credit against the royalty payments payable to Zymeworks pursuant to Section 9.5(a) with respect to such Licensed Product in such country in such Calendar Quarter up to […***…].94
(iv)          Royalty Floor. In no event will the aggregate amount of royalty payments due to Zymeworks for a Licensed Product in a country in the Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in such country be reduced to less than […***…] of the amount that otherwise would have been due and payable to Zymeworks in such Calendar Quarter for such Licensed Product in such country but for the reductions set forth in Sections 9.5(c)(i), (ii) and (iii) (the “Royalty Floor”); […***…].95
(v)          Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to a Licensed Product in any country in the Territory with a royalty rate lower than the royalty rates provided by Section 9.5(a) (as adjusted per Sections 9.5(c)(i), (ii) and (iii)), then the royalty rate to be paid by BeiGene on Net Sales made pursuant to such compulsory license in such country under Section 9.5(a) will be reduced to the rate payable by the compulsory licensee.  For purposes of the foregoing, a “compulsory license” means, with respect to a Licensed Product in a country or territory, a license, or rights granted to a Third Party by a governmental agency

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within such country or territory to sell or offer for sale such Licensed Product in such country or territory under any Patent Rights or Know-How owned or controlled by either Party or its Affiliates, without direct or indirect authorization from such Party or its Affiliates.
9.6          Payments to Third Parties. Except as expressly set forth herein, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party with respect to the Licensed Product, as a result of activities hereunder.
9.7          Payment Currency; Exchange Rate. All payments to be made under this Agreement shall be made in USD.  Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to BeiGene.  If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with BeiGene’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.
9.8          Timing of Royalty Payments.  Royalties payable under Section 9.5(a) shall accrue at the time the invoice for the sale of the Licensed Product is delivered. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within […***…] after the end of each Calendar Quarter during which the royalty obligation accrued, concurrently with the submission of the royalty report for such Calendar Quarter.96
9.9          Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) […***…] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent, compounded monthly.97
9.10          Records and Audit Rights.
(a)          Records.  BeiGene will keep (and will cause its Affiliates and sublicensees to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Licensed Product royalty payments.  BeiGene will keep such books and records for at least […***…] following the end of the Calendar Year to which they pertain.98
(b)          Audit Rights.
(i)          Zymeworks shall have the right during the […***…] period described in Section 9.10(a) to (a) appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to BeiGene to audit the relevant records of BeiGene and its Affiliates to verify that the amount of

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such payments were correctly determined and/or (b) require BeiGene to (i) appoint such an Accounting Firm to conduct such an audit of the applicable sublicensee and (ii) provide the results of such audit to Zymeworks. BeiGene and its Affiliates shall each make its records available for audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Zymeworks, solely to verify the payments hereunder were correctly determined.  Such audit right shall not be exercised by Zymeworks more than […***…] nor more than once with respect to sales of a particular Licensed Product in a particular period and may cover a period ending not more than […***…] prior to the date of such request. All records made available for audit pursuant to this Section 9.10(b) shall be deemed to be Confidential Information of BeiGene. The results of each audit, if any, shall be binding on both Parties. If the amount of any payment hereunder was underreported, BeiGene shall promptly (but in any event no later than […***…] after its receipt of the Accounting Firm’s report so concluding) make payment to Zymeworks of the underreported amount.  Zymeworks shall bear the full cost of an audit that it conducts pursuant to this Section 9.10(b) unless such audit discloses an under reporting by BeiGene of more than […***…] percent ([…***…]%) of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case BeiGene shall reimburse Zymeworks for the reasonable audit fees for such audit, in addition to paying the underreported amount.99
(ii)          The Accounting Firm will disclose to Zymeworks only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies.  No other information regarding the results of such audit will be provided to Zymeworks without the prior consent of BeiGene.  BeiGene is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit.  The Accounting Firm shall provide a copy of its report and findings to BeiGene.
9.11          Taxes and Blocked Currency
(a)          Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement.  Subject to this Section 9.11, Zymeworks shall be liable for all of its income and other taxes (including interest) (“Taxes”) imposed upon any payments made by BeiGene to Zymeworks under this Agreement (“Agreement Payments”).  If Applicable Laws require the withholding of Taxes, BeiGene shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments.  BeiGene shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. BeiGene shall provide Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments.  […***…].100
(b)          Blocked Currency. If by Applicable Law in a country or region in the Territory, conversion into USD or transfer of funds of a convertible currency to Canada or the United States becomes materially restricted, forbidden or substantially delayed, then BeiGene shall promptly notify Zymeworks and, thereafter, amounts accrued in such country or region under this Article 9 shall be paid to Zymeworks (or its designee) in such country or region in

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local currency by deposit in a local bank designated by Zymeworks and to the credit of Zymeworks, unless the Parties otherwise agree.
ARTICLE 10
CONFIDENTIALITY
10.1          Duty of Confidence. During the Term and for […***…] thereafter, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder, including (a) with respect to BeiGene as Receiving Party, Zymeworks Know-How and (b) with respect to Zymeworks as Receiving Party, BeiGene IP, shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party; provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under Applicable Laws, such obligations shall survive the expiration of such […***…] period for so long as such Confidential Information remains a trade secret.  The Receiving  Party may only use Confidential Information of the Disclosing  Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the Receiving  Party.101
10.2          Exceptions. The obligations under this Article 10 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
(a)          is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;
(b)          was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party;
(c)          is disclosed to the Receiving Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or
(d)          is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.
10.3          Authorized Disclosures. Subject to this Section 10.3, the Receiving  Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

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(a)          such disclosure is deemed necessary by counsel to the Receiving  Party to be disclosed to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;
(b)          disclosure by a Receiving Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 14;
(c)          disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’  employees, consultants, contractors, subcontractors, agents or sublicensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement including, with respect to BeiGene as the Receiving Party, to any Third Party that is engaged by BeiGene to perform services in connection with the Development, manufacture and/or Commercialization of the Licensed Antibody-Drug Conjugate and/or any Licensed Products in accordance with this Agreement; provided, in each case, that such persons and entities are bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party;
(d)          disclosure by BeiGene or a BeiGene Affiliate or sublicensee as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products in the Territory, in accordance with this Agreement;
(e)          disclosure by Zymeworks or a Zymeworks Affiliate or sublicensee as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products outside the Territory;
(f)          disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or
(g)          disclosure by a Party to potential or actual investors or potential or actual acquirers or actual or potential sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party.
If the Receiving  Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 10, such Receiving Party shall promptly inform the Disclosing  Party of the disclosure that is being sought in order to provide the Disclosing  Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect

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to any such disclosure, at the Disclosing Party’s expense.  Confidential Information that is disclosed as permitted by this Section 10.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information as permitted by this Section 10.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

ARTICLE 11
PUBLICATIONS & PUBLICITY
11.1          Publications.
(a)          BeiGene acknowledges that some of the Clinical Trials are part of a multi-center global study.  Accordingly and notwithstanding anything to the contrary herein, BeiGene shall not publish or present the Clinical Trial Results, Clinical Data, non-clinical data or any associated results or conclusions of any Clinical Trial from a ZW49 Multi-Regional Clinical Study or a ZW49 Multi-Regional Registrational Study until after the first publication or presentation regarding the overall global study is completed by Zymeworks, such publication to be at the sole discretion of Zymeworks.  Thereafter, BeiGene may publish or disclose Clinical Data, non-clinical data or any associated results or conclusions of any ZW49 Multi-Regional Clinical Study or a ZW49 Multi-Regional Registrational Study in the Territory in accordance with Section 11.1(b).
(b)           BeiGene may publicly present or publish any Clinical Data, non-clinical data or any associated results or conclusions generated by or on behalf of BeiGene pursuant to this Agreement solely to the extent that such data, results and conclusions are specific to the Territory and the Field (each such proposed presentation or publication, a “BeiGene Publication”), and subject to the additional limitations set forth in this Article 11. In the event BeiGene desires to publicly present or publish a BeiGene Publication in accordance with the foregoing sentence, BeiGene shall provide Zymeworks (including the Alliance Manager and all Zymeworks members of the JSC) with a copy of such proposed BeiGene Publication at least […***…] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least […***…] (such applicable period, the “Review Period”). BeiGene agrees that it will not submit or present any BeiGene Publication (i) until Zymeworks has provided written comments during such Review Period on the material in such BeiGene Publication or (ii) until the applicable Review Period has elapsed without written comments from Zymeworks, in which case BeiGene may proceed and the BeiGene Publication will be considered approved in its entirety. If BeiGene receives written comments from Zymeworks during the applicable Review Period, it shall consider the comments of Zymeworks in good faith, but will retain the sole authority to submit the manuscript for BeiGene Publication; provided that BeiGene agrees to (A) delete any Confidential Information of Zymeworks that Zymeworks identifies for deletion in Zymeworks’ written comments, (B) delete any Clinical Data, non-clinical data results, conclusions or other related information that is not specific to the Territory or the Field, or the publication of which Zymeworks reasonably determines, in its sole discretion, would conflict with Zymeworks’ global publication strategy or materially and adversely impact the Licensed Product, and (C) delay such BeiGene Publication for a period of up to an additional […***…] after the end of the applicable Review Period to enable

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Zymeworks to draft and file Patent Rights with respect to any subject matter to be made public in such BeiGene Publication and to which Zymeworks has the applicable intellectual property rights to file such Patent Rights. BeiGene shall provide Zymeworks a copy of the BeiGene Publication at the time of the submission or presentation. BeiGene agrees to acknowledge the contributions of Zymeworks, and the employees of Zymeworks, in all BeiGene Publications as scientifically appropriate. BeiGene shall require its Affiliates, sublicensees and contractors to comply with the obligations of Section 11.1.102
(c)          Without limiting Section 11.1(a), Zymeworks shall have the right to publicly present or publish any Clinical Trial Results or Clinical Data, including non-clinical data or any results or conclusions associated therewith (each such proposed presentation or publication, a “Zymeworks Publication” and, collectively with any BeiGene Publication, a “Publication”), and subject to the limitations set forth in this Section 11.1(c). In the event Zymeworks desires to publicly present or publish a Zymeworks Publication that includes data from a Clinical Trial site in the Territory in accordance with the foregoing sentence, Zymeworks shall provide BeiGene (including the Alliance Manager and all BeiGene members of the JSC) with a copy of such proposed Zymeworks Publication consistent with the applicable Review Period. Zymeworks agrees that it will not submit or present any Zymeworks Publication (i) until BeiGene has provided written comments during such Review Period on the material in such Zymeworks Publication or (ii) until the applicable Review Period has elapsed without written comments from BeiGene, in which case Zymeworks may proceed and the Zymeworks Publication will be considered approved in its entirety. If Zymeworks receives written comments from BeiGene during the applicable Review Period, it shall consider the comments of BeiGene in good faith, but will retain the sole authority to submit the manuscript for Zymeworks Publication; provided that Zymeworks agrees to (A) delete any Confidential Information of BeiGene that BeiGene identifies for deletion in BeiGene’s written comments and (B) delay such Zymeworks Publication for a period of up to an additional […***…] after the end of the applicable Review Period to enable BeiGene to draft and file Patent Rights with respect to any subject matter to be made public in such Zymeworks Publication and to which BeiGene has the applicable intellectual property rights to file such Patent Rights. Zymeworks shall provide BeiGene a copy of the Zymeworks Publication at the time of the submission or presentation. Zymeworks agrees to acknowledge the contributions of BeiGene, and the employees of BeiGene, in all Zymeworks Publications as scientifically appropriate. Zymeworks shall require its Affiliates, sublicensees and contractors to comply with the obligations of this Section 11.1(c).103
(d)          Notwithstanding anything to the contrary in this Section 11.1, the contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 11 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.
11.2          Attorney-Client Privilege.In the event of a dispute or potential dispute where the Parties: (a) share a common legal and commercial interest in such disclosure that is subject to attorney work product protections, attorney-client privileges or similar protections and privileges; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections

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remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges, the Parties may negotiate and enter into a common or joint defense agreement.  Notwithstanding the foregoing, nothing in this Section 11.2 will apply with respect to a Dispute between the Parties (including their respective Affiliates).
11.3          Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 11.3 shall be considered a Publication hereunder and shall be subject to Section 11.1.
11.4          Publicity.
(a)          The Parties have mutually approved a joint press release attached hereto as Exhibit 11.4 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release.  Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure).
(b)          Notwithstanding Section 11.4(a), Zymeworks has the right to publicly disclose (A) the achievement of material milestones under this Agreement; (B) to the extent required by Applicable Laws or by any Securities Regulator (as defined below) and subject to Zymeworks’ compliance with Section 11.4(c), the amount of any payment received by Zymeworks under this Agreement; (C) the commencement, completion, material data and key results of Clinical Trials conducted under this Agreement; and (D) any information relating to a ZW49 Multi-Regional Clinical Study or ZW49 Multi-Regional Registrational Study. After a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.
(c)          The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure and/or the preparation and submission of a confidential treatment request for this Agreement.  Notwithstanding the foregoing, if a Party is

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required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator and such Party has (a) promptly notified the other Party in writing of such requirement and any respective timing constraints, (b) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (c) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator.  If a Party seeks to make a disclosure or filing as set forth in this Section 11.4(c) and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.
ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS
12.1          Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
(a)          it is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation;
(b)          it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)          this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and
(d)          the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.
12.2          Representations and Warranties of Zymeworks.  Zymeworks represents and warrants to BeiGene as of the Effective Date that:
(a)          Exhibit 12.2(a) sets forth a complete and accurate list of all Zymeworks Patent Rights Controlled by Zymeworks as of the Effective Date.
(b)          Zymeworks owns or is the exclusive licensee of all right, title, and interest in and to the Zymeworks Patent Rights set forth on Exhibit 12.2(a);

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(c)          Zymeworks has the right under the Zymeworks IP to grant the License to BeiGene, and it has not granted any license or other right under the Zymeworks IP that is inconsistent with the License;
(d)          Neither Zymeworks nor any of its respective Affiliates has […***…] any […***…] of any kind on the Zymeworks Patent Rights or Zymeworks Know-How in the Territory, and the Zymeworks Patent Rights and Zymeworks Know-How are […***…] of any kind in the Territory, in each case that would adversely affect the rights granted to BeiGene herein;104
(e)          there are no claims, judgments or settlements against Zymeworks pending, or to Zymeworks’ Knowledge, threatened that invalidate or seek to invalidate any Zymeworks Patent Rights in the Territory;
(f)          Zymeworks is not a party to any agreement with any […***…] or an […***…] thereof pursuant to which such […***…] or such […***…] of any of the Zymeworks Patent Rights or Zymeworks Know-How and which gives such […***…] or such […***…] to any Zymeworks Patent Rights or Zymeworks Know-How that conflicts with, or limits the scope of, the License granted to BeiGene hereunder;105
(g)          there is no pending litigation, nor has Zymeworks received any written notice from any Third Party, asserting or alleging that the Development, manufacture or Commercialization of the Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
(h)          to Zymeworks’ Knowledge, the Zymeworks IP is not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Zymeworks’ ownership rights in, or the validity or scope of, any Zymeworks IP in the Territory;
(i)          there are no pending or, to its Knowledge, no threatened (in writing), adverse actions, suits or proceedings against Zymeworks involving the Zymeworks IP or Licensed Product;
(j)          to its Knowledge, the Zymeworks IP includes all Know-How owned or licensed by Zymeworks or its Affiliates that is necessary or reasonably useful to Develop, manufacture and Commercialize the Licensed Antibody-Drug Conjugate and/or  Licensed Products in the Field in the Territory as such Development, manufacture and Commercialization is currently being conducted by Zymeworks or contemplated to be conducted by the Parties hereunder;
(k)          to its Knowledge, Zymeworks has complied with all Applicable Laws applicable to (i) the prosecution and maintenance of the Zymeworks Patent Rights and (ii) its Development and manufacture of Licensed Products in the Field;

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(l)          to its Knowledge, there are no acts or omissions of Zymeworks that would (A) constitute inequitable conduct, fraud, or misrepresentation to the applicable patent office with respect to any Zymeworks Patent Rights;
(m)          (i) Zymeworks has obtained, or caused its Affiliates to obtain, assignments from the inventors of all rights and embodiments in and to the Zymeworks IP that is solely owned by Zymeworks or its Affiliates, (ii) to its Knowledge, all such assignments are valid and enforceable, and (iii) the inventorship of the Zymeworks Patent Rights that are solely owned by Zymeworks or its Affiliates is properly identified on each issued patent or patent application in such Zymeworks Patent Rights;
(n)          Zymeworks and its Affiliates have used reasonable and diligent efforts consistent with industry practices to protect the secrecy, confidentiality and value of all Zymeworks Know-How that constitutes trade secrets under Applicable Laws;
(o)          Zymeworks has provided to BeiGene all material documentation, data, and information under its control requested by BeiGene relating to the Licensed Antibody-Drug Conjugate and the use thereof in the Field. Without limiting the foregoing, Zymeworks has provided to BeiGene complete and accurate copies of (a) all existing material Regulatory Submissions made by Zymeworks or its Affiliate (the “Existing Regulatory Materials”), and (b) all other material correspondence to/from any Regulatory Authority controlled by Zymeworks, in each case related to the Licensed Antibody-Drug Conjugate or any Licensed Product. Other than the Existing Regulatory Materials, neither Zymeworks nor any of its Affiliates has, as of the Effective Date, obtained, or filed, any INDs, CTAs or any other form of regulatory application with Regulatory Approvals for approval of Clinical Trials, marketing or other purpose, for the Licensed Antibody-Drug Conjugate or any Licensed Product. The Existing Regulatory Materials are, to the Knowledge of Zymeworks, in good standing, and neither Zymeworks nor any of its Affiliates has received any notice in writing from any Regulatory Authority that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;
(p)          Zymeworks has provided to BeiGene all material adverse event information with respect to the Licensed Antibody-Drug Conjugate or any Licensed Product Known to Zymeworks or its Affiliates;
(q)          all information and data provided by or on behalf of Zymeworks to BeiGene regarding the Licensed Antibody-Drug Conjugate or Licensed Product on or before the Effective Date in contemplation of this Agreement or the transactions contemplated hereby was and is as of the Effective Date, to the Knowledge of Zymeworks, accurate in all material respects, and, to the Knowledge of Zymeworks, Zymeworks has not failed to disclose, or cause to be disclosed, any material information or data known to Zymeworks that could reasonably be expected to cause the information and data that has been disclosed by Zymeworks to BeiGene to be misleading in any material respect; and
(r)          The Third Party In-License Agreements are the only agreement by and between Zymeworks and any Third Party that provides for the license to Zymeworks of any Know-How or Patent Rights that are included as part of the Zymeworks IP.  Without limiting the generality of the foregoing, the Third Party In-License Agreements are in full force and effect

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and is the valid and binding obligation of Zymeworks, enforceable in accordance with its terms and is binding on the parties thereto. Zymeworks has not materially breached and is not currently in material breach of its obligations under the Third Party In-License Agreement in a manner that has, or would reasonably be expected to have, a material adverse effect on the rights granted to BeiGene under this Agreement, and to Zymeworks’ Knowledge, each of the other parties to the applicable Third Party In-License Agreement has not materially breached, and is not currently in material breach of, its obligations under the Third Party In-License Agreement.
12.3          Representations and Warranties of BeiGene. BeiGene represents and warrants to Zymeworks as of the Effective Date that:
(a)          there are no legal claims, judgments or settlements against or owed by BeiGene or any of its Affiliates, or pending or, to BeiGene’s actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations;
(b)          BeiGene and its Affiliates is not, and has not been, debarred or disqualified by any Regulatory Authority; and none of BeiGene or its Affiliates’ employees or contractors who will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority;
(c)          BeiGene has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; and
(d)          BeiGene has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, manufacturing, Commercialization, and obtaining Regulatory Approval.
12.4          Covenants of BeiGene.  BeiGene covenants to Zymeworks that:
(a)          in the course of performing its obligations or exercising its rights under this Agreement, BeiGene shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;
(b)          BeiGene will conduct its obligations with respect to the ZW49 Multi-Regional Registrational Study under the Global Development Plan in strict adherence with the study design set forth in the protocol for the ZW49 Multi-Regional Registrational Study and as set forth in the Global Development Plan, each as may be amended from time to time, and will comply with the statistical analysis plan implemented by Zymeworks in connection therewith;
(c)          BeiGene will only engage Clinical Trial sites under the Territory Development Plan and the Global Development Plan that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the NMPA or the applicable Regulatory Authority; and

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(d)          BeiGene and its Affiliates’ will not use any employees or contractors in the Development, manufacture or Commercialization of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority.
12.5          Covenants of Zymeworks. Zymeworks covenants to BeiGene that:
(a)          in the course of performing its obligations or exercising its rights under this Agreement, Zymeworks shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;
(b)          Zymeworks will conduct its obligations with respect to the ZW49 Multi-Regional Registrational Study under the Global Development Plan in strict adherence with the study design set forth in the protocol for the ZW49 Multi-Regional Registrational Study and as set forth in the Global Development Plan, each as may be amended from time to time, and will comply with the statistical analysis plan implemented by Zymeworks in connection therewith;
(c)          Zymeworks will only engage Clinical Trial sites under the Global Development Plan that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the applicable Regulatory Authority;
(d)          Zymeworks and its Affiliates’ will not use any employees or contractors in the Development or manufacture of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority; and
(e)          except as otherwise expressly permitted in this Agreement, commencing on the Effective Date and continuing until the end of the Term, Zymeworks and its Affiliates will not (a) assign or otherwise transfer ownership of any Zymeworks Patent Rights or Zymeworks Know- How in the Territory, except to the extent such assignment or transfer does not conflict with or adversely affect any of the Licenses granted to BeiGene hereunder, or (b) grant to any Third Party any license rights to any Zymeworks Patent Rights or Zymeworks Know- How in the Territory if such license grant conflicts with any of the Licenses granted to BeiGene hereunder.
12.6          NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ZYMEWORKS OR BEIGENE; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
12.7          Compliance with Anti-Corruption Laws.
(a)          Notwithstanding anything to the contrary in this Agreement, each Party agrees that:

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(i)          it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act and the Canada Corruption of Foreign Public Officials Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties;
(ii)          it shall adhere to its own internal anti-corruption policies and Zymeworks’ anti-corruption policies and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;
(iii)          it will (A) promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware; and (B), no later than forty-five (45) days following the end of each Calendar Year, verify in writing that to the best of its knowledge, there have been no violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement, or shall provide details of any exception to the foregoing; and
(iv)          it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 12.7, and upon request of the other Party, up to one time  per Calendar Year and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.7.
(b)          Each Party represents and warrants that, to its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:
(i)          has taken any action in violation of any applicable Anti-Corruption Laws; or
(ii)          has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(1)          influencing any act or decision of any Public Official in his or her official capacity;
(2)          inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

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(3)          securing any improper advantage; or
(4)          inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
(c)          Each Party  further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, is a Public Official.
(d)          For purposes of this Section 12.7, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.
ARTICLE 13
INDEMNIFICATION
13.1          Indemnification by BeiGene. BeiGene shall indemnify and hold harmless Zymeworks, its Affiliates, and their respective directors, officers, employees, contractors, agents and assigns (individually and collectively, the “Zymeworks Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on behalf of BeiGene or any of its Affiliates or sublicensees, including product liability Claims, in the Territory, (b) BeiGene’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in each case, with respect to the Licensed Products in the Territory, (c)  the gross negligence or willful misconduct of BeiGene or its Affiliates or sublicensees, (d) BeiGene’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (e) the failure of BeiGene or its Affiliates or sublicensees to abide by any Applicable Laws, in each case of clauses (a) through (e) above, except to the extent such Losses or Claims arise out of an Zymeworks Indemnitee’s gross negligence or willful misconduct, breach of this Agreement, or material failure to abide by any Applicable Laws.
13.2          Indemnification by Zymeworks. Zymeworks shall indemnify and hold harmless BeiGene, its Affiliates, and their directors, officers, employees, contractors, agents and assigns (individually and collectively, the “BeiGene Indemnitee(s)”) from and against all Losses incurred in connection with Claims against such BeiGene Indemnitee to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on

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behalf of Zymeworks or any of its Affiliates or sublicensees (not including BeiGene or its Affiliates or sublicensees) including product liability Claims, outside the Territory, (b) the Development or manufacture of the Licensed Products by or on behalf of Zymeworks or any of its Affiliates or sublicensees (not including BeiGene or its Affiliates or sublicensees) in the Territory as contemplated by this Agreement, (c) Zymeworks’ actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in any case, with respect to the Licensed Products, (d) the gross negligence or willful misconduct of Zymeworks or its Affiliates hereunder, (e) Zymeworks’ breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (f) failure of Zymeworks or its Affiliates to abide by any Applicable Laws in its performance hereunder, in each case of clauses (a) through (f) above, except to the extent such Losses or Claims arise out of any of a BeiGene Indemnitee’s gross negligence or willful misconduct, breach of this Agreement or material failure to abide by any Applicable Laws.
13.3          Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving written notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Section 13.1 or 13.2 as to any Claim, pending resolution of the dispute pursuant to Section 16.5, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 13.1 or 13.2 upon resolution of the underlying Claim.
13.4          Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary in order to mitigate any Losses (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
13.5          Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5

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IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 2.6 AND 2.7.
13.6          Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the Territory and/or outside of the Territory. All such insurance coverage may be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, however, that the other Party will provide to the requesting Party a letter(s) affirming appropriate self-insurance and/or a certificate of insurance evidencing such coverage in accordance with this Agreement. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of […***…] thereafter, and, if applicable, will provide certificates and/or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least […***…] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.106
ARTICLE 14
INTELLECTUAL PROPERTY
14.1          Inventions.
(a)          Ownership. As between the Parties, (i) Zymeworks shall solely own all Zymeworks IP and ZW49 Collaboration IP, (ii) BeiGene shall solely own all BeiGene IP, and (iii) the ownership of any other Invention shall be determined by inventorship. Accordingly, except as otherwise provided in this Section 14.1(a), Inventions that are made solely by or on behalf of Zymeworks and its Affiliates (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Zymeworks (“Zymeworks Collaboration IP”); Inventions that are made solely by BeiGene (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by BeiGene (“BeiGene Collaboration IP”); and Inventions that are made jointly by the Parties (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned jointly by the Parties (“Joint Collaboration IP”).  ZW49 Collaboration IP shall be included in the Zymeworks IP and licensed to BeiGene in the Field in the Territory under Section 2.1.
(b)          Disclosure. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and

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shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.
(c)          Assignment; Jointly-Owned Inventions.
(i)          BeiGene shall assign and hereby does assign to Zymeworks all right, title and interest in and to all ZW49 Collaboration IP. BeiGene shall take (and cause its Affiliates, sublicensees and their employees, agents, and contractors to take) such further actions reasonably requested by Zymeworks to evidence such assignment and to assist Zymeworks in obtaining patent and other intellectual property rights protection for the ZW49 Collaboration IP. BeiGene shall obligate its Affiliates, sublicensees and contractors to assign all ZW49 Collaboration IP to BeiGene (or directly to Zymeworks), so that BeiGene can comply with its obligations under this Section 14.1, and BeiGene shall promptly obtain such assignment.
(ii)          Subject to the rights granted under and the restrictions set forth in this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit any Joint Collaboration IP (or any Patent Rights claiming the same, “Joint Patent Rights”), by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.
14.2          Patent Prosecution.
(a)          Zymeworks Patent Rights.
(i)          Subject to Section 14.2(c), as between the Parties, Zymeworks shall have the right to control the Patent Prosecution of all Zymeworks Patent Rights at Zymeworks’ expense.
(ii)          Zymeworks shall provide BeiGene with a reasonable opportunity to consult with Zymeworks regarding such Zymeworks Patent Rights in the Territory and keep BeiGene reasonably informed of the Patent Prosecution of the Zymeworks Patent Rights in the Territory.  Further, Zymeworks shall notify BeiGene of any decision to cease Patent Prosecution or maintenance of any Zymeworks Patent Rights in the Territory. Zymeworks will consider BeiGene’s comments on Patent Prosecution in good faith but will have final decision-making authority under this Section 14.2(a)(ii).
(b)          BeiGene Patent Rights. As between the Parties, BeiGene shall have the sole right to control the Patent Prosecution of all BeiGene Patent Rights throughout the world, at BeiGene’s own cost and expense.
(c)          Joint Patent Rights. In the event that any jointly-owned Invention is created hereunder, at either Party’s request, the Parties shall discuss a mutually acceptable filing and prosecution strategy for any Joint Patent Rights; provided that absent such agreement, Zymeworks shall control the Patent Prosecution of any Joint Patent Rights, as set forth in this Section 14.2(c). Unless the Parties agree in writing on an alternative arrangement, Zymeworks shall be responsible for all of its costs of Patent Prosecution of Joint Patent Rights. Zymeworks shall (A) provide BeiGene with an opportunity to consult with Zymeworks regarding such Joint

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Patent Rights, and any amendment, submission or response with respect to such Joint Patent Rights and keep BeiGene reasonably informed of the Patent Prosecution of the Joint Patent Rights, (B) provide BeiGene with all material correspondence received from any patent authority in connection therewith in sufficient time to allow for review and comment by BeiGene.  Further, Zymeworks shall notify BeiGene of any decision to cease Patent Prosecution of any Joint Patent Rights. Zymeworks will consider BeiGene’s comments on Patent Prosecution in good faith but will have final decision-making authority under this Section 14.2(c).
(d)          Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 14.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
(e)          Abandonment. If Zymeworks decides to cease the Patent Prosecution, or to allow to lapse, any Zymeworks Patent Rights in the Territory or any Joint Patent Rights, Zymeworks shall inform BeiGene of such decision promptly and, in any event, so as to provide BeiGene a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region.  BeiGene shall have the right, but not the obligation, to assume responsibility for continuing the Patent Prosecution of such Patent Rights in Zymeworks’ name (or both Parties’ names, with respect to Joint Patent Rights)[ …***…], through patent counsel or agents of its choice and, to the extent that BeiGene assumes such responsibility, Zymeworks shall promptly deliver to BeiGene copies of all necessary files related to any Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for BeiGene to assume such Patent Prosecution activities, at BeiGene’s request and expense.107
14.3          Patent Enforcement.
(a)          Notice. Each Party shall notify the other within […***…] of becoming aware of any alleged or threatened infringement by a Third Party of (i) any of the Zymeworks Patent Rights or Joint Patent Rights in the Territory or (ii) any of the BeiGene Patent Rights in the Territory, which infringement of such BeiGene Patent Rights adversely affects or is reasonably expected to adversely affect any Licensed Product in the Field in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Zymeworks Patent Rights (collectively “Product Infringement”). Each Party shall also notify the other within […***…] of becoming aware of any alleged or threatened infringement by a Third Party of any Patent Rights that claims BeiGene Collaboration IP (“BeiGene Collaboration Patent Rights”), which infringement adversely affects or is reasonably  expected to adversely affect any Licensed Product outside of the Territory, including any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (an “Ex-Territory Infringement”). For clarity, Product Infringement and Ex-Territory Infringement, in each case, exclude any adversarial Patent Prosecution proceedings.108
(b)          Enforcement Rights.

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(i)          Zymeworks shall have the first right to bring and control any legal action to enforce Zymeworks Patent Rights or Joint Patent Rights against any Product Infringement in the Territory at its sole expense as it reasonably determines appropriate, and Zymeworks shall consider in good faith the interests of BeiGene in such enforcement of the Zymeworks Patent Rights and/or Joint Patent Rights; provided, that: (A) Zymeworks shall keep BeiGene reasonably informed about such enforcement; (B) Zymeworks shall not take any position with respect to, or compromise or settle, any such Product Infringement in any way that materially and adversely affects the scope, validity or enforceability of any Zymeworks Patent Rights in the Territory or Joint Patent Rights, without the prior consent of BeiGene, which consent shall not be unreasonably withheld, delayed or conditioned; and (C) if Zymeworks does not intend to prosecute or defend a Product Infringement, or ceases to diligently pursue an enforcement with respect to such a Product Infringement, it shall promptly inform BeiGene in such a manner that such enforcement will not be prejudiced and Section 14.3(b)(ii) shall apply.
(ii)          If Zymeworks or its designee fails to abate such Product Infringement in the Territory or to file an action to abate such Product Infringement in the Territory within […***…] after a written request from BeiGene to do so, or if Zymeworks discontinues the prosecution of any such action after filing without abating such Product Infringement, then BeiGene shall have the right to enforce the Zymeworks Patent Rights or Joint Patent Rights, as applicable, against such Product Infringement in the Territory at its sole expense as it reasonably determines appropriate and shall keep Zymeworks reasonably informed with respect to any such enforcement action; provided that (A) if Zymeworks provides a reasonable rationale for not pursuing or continuing to pursue such Product Infringement (including a substantive concern regarding counter-claims by the infringing Third Party), BeiGene shall not pursue any action against such Product Infringement, and BeiGene and Zymeworks shall discuss in good faith whether to consider the appropriate steps to be taken to address Zymeworks’ concerns as well as the effect of such Product Infringement on BeiGene and (B) BeiGene shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Zymeworks Patent Rights or Joint Patent Rights without the prior written consent of Zymeworks, which consent shall not be unreasonably withheld, delayed or conditioned.109
(iii)          BeiGene shall have the sole right to bring and control any legal action to enforce BeiGene Patent Rights against any Product Infringement in the Territory at its sole expense as it reasonably determines appropriate, and shall keep Zymeworks reasonably informed with respect to any such legal action. BeiGene shall not have the right to enforce any Zymeworks Patent Rights outside of the Territory.
(iv)          BeiGene shall have the first right to bring and control any legal action to enforce any BeiGene Collaboration Patent Rights against any Ex-Territory Infringement outside of the Territory at its sole expense as it reasonably determines appropriate, and BeiGene shall consider in good faith the interests of Zymeworks in such enforcement of the BeiGene Collaboration Patent Rights. If BeiGene or its designee fails to abate such Ex-Territory Infringement outside of the Territory or to file an action to abate such Ex-Territory Infringement outside of the Territory within […***…] after a written request from Zymeworks to do so, or if BeiGene discontinues the prosecution of any such action after filing without abating such

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infringement, then Zymeworks shall have the right to enforce such BeiGene Collaboration Patent Rights against such Ex-Territory Infringement outside the Territory at its own expense as it reasonably determines appropriate; provided that (A) if BeiGene provides a reasonable rationale for not pursuing or continuing to pursue such Ex-Territory Infringement (including a substantive concern regarding counter-claims by the infringing Third Party), Zymeworks shall not pursue any action against such Product Infringement, and BeiGene and Zymeworks shall discuss in good faith whether to consider the appropriate steps to be taken to address BeiGene’s concerns and (B) Zymeworks shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any BeiGene Collaboration Patent Rights without the prior written consent of BeiGene which consent shall not be unreasonably withheld, delayed or conditioned.110
(c)          Cooperation. At the request of the Party bringing an action related to Product Infringement or Ex-Territory Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense.
(d)          Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory or an Ex-Territory Infringement will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel) (provided that if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party); and with respect to any remaining proceeds, (i) the Parties shall negotiate in good faith an appropriate allocation of such remaining proceeds to reflect the economic interests of the Parties under this Agreement with respect to such Product Infringement and (ii) unless otherwise agreed in subsection (i), […***…] of such remaining proceeds will be allocated to the enforcing Party and […***…] of such remaining proceeds will be allocated to the non-enforcing Party.111
14.4          Infringement of Third Party Rights.
(a)          Notice. If any Licensed Product used or sold by BeiGene, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or other intellectual property rights in the Territory that are owned or controlled by such Third Party, BeiGene shall promptly notify Zymeworks within […***…] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof), including, if applicable, a certified translation into English, received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense

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privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.112
(b)          Defense. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Licensed Products in the Field in the Territory, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties; provided, that, unless otherwise agreed by the Parties, BeiGene will have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim; provided that (i) BeiGene will discuss in good faith and coordinate with Zymeworks in connection therewith and BeiGene will consider in good faith and reasonably address Zymeworks’ input and comments with respect thereto and (ii) BeiGene will not, without the consent of Zymeworks, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (A) impose any liability or obligation on Zymeworks, (B) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights of Zymeworks with respect to the Licensed Products outside of the Territory, or (iii) otherwise adversely affect the rights of Zymeworks with respect to the Licensed Products outside of the Territory.
14.5          Patent Rights Licensed From Third Parties. Each Party’s rights under this Article 14 with respect to the prosecution and enforcement of any Zymeworks Patent Rights that is licensed by Zymeworks from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent Rights.
14.6          Patent Term Extensions. BeiGene will reasonably cooperate with Zymeworks, including providing reasonable assistance to Zymeworks in its efforts to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory, where applicable to Zymeworks Patent Rights, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with any Licensed Product. Notwithstanding anything to the contrary contained herein, if elections with respect to obtaining such patent term restoration or supplemental protection certificates or the like or their equivalents in the Territory are to be made in connection therewith, the Parties will mutually agree upon the election.
14.7          Product Trademarks. Subject to Section 8.4(c), BeiGene shall have the right to brand Licensed Products in the Territory using trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by country or region or within a country or region (the “Product Marks”); provided, however, that BeiGene shall provide Zymeworks with a reasonable opportunity to review and provide comments on each proposed Product Mark, shall give due consideration to Zymeworks’ comments before selecting any Product Mark, and shall not use any trademarks or house marks of Zymeworks (including Zymeworks’ corporate name) or any trademark confusingly similar thereto without Zymeworks’ prior written consent. BeiGene shall own all rights in the Product Marks in the Territory (excluding any such marks

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that include, in whole or part, any corporate name or logos of Zymeworks or its Affiliates or sublicensees) and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary[…***…].113
14.8          Patent Marking. BeiGene shall mark all Licensed Products in accordance with Applicable Laws, including the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by Applicable Laws, BeiGene shall indicate on the product packaging, advertisement and promotional materials that such Licensed Product is in-licensed from Zymeworks.
ARTICLE 15
TERM AND TERMINATION
15.1          Term.  This Agreement shall be effective as of the Effective Date, and shall continue, on a country-by-country and Licensed Product-by-Licensed Product basis, in effect until the expiration of the Royalty Term applicable to such Licensed Product in such country (the “Term”). On a country-by-country basis, upon the natural expiration of the Term as contemplated in this Section 15.1, the License in such country shall become fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive; provided, that, any remaining Development Milestone Events or Commercialization Milestones Events that are achieved with respect to a Licensed Product after such expiration shall be and remain subject to BeiGene’s obligation to pay the corresponding Development Milestone Payments or Commercialization Milestone Payments (as applicable) in accordance with Sections 9.2 and 9.3, which shall survive such expiration.
15.2          Termination
(a)          Termination by BeiGene for Convenience. At any time, BeiGene may terminate this Agreement by providing written notice of termination to Zymeworks, which notice includes an effective date of termination at […***…] after the date of the notice.114
(b)          Termination for Material Breach.
(i)          If either BeiGene or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach (a “Breach Notification”).  If the Party receiving a Breach Notification fails to cure, or fails to dispute, that material breach on or before […***…] from the date of the Breach Notification, the Party delivering the Breach Notification may terminate this Agreement.115
(ii)          If the allegedly breaching Party disputes in good faith the existence, materiality, or cure of the applicable material breach and provides written notice of such dispute to the other Party within the […***…] period set forth above, then the matter will be addressed under the dispute resolution provisions in Section 16.5 and the termination will not

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become effective unless and until it has been determined under Section 16.5 that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and has failed to cure the same.  During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.116
(c)          Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that BeiGene or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights, then Zymeworks, at its discretion, may give notice to BeiGene that Zymeworks will terminate the licenses granted to BeiGene under Section 2.1 unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…] from the date of such notice.  In the event that BeiGene or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement, and BeiGene shall cease all development and commercialization of the Antibodies and Products.  For clarity, this Section 15.2(c) does not apply to any counterclaim filed by BeiGene or its Affiliates or sublicensees as defendant in any Zymeworks Patent Rights infringement cause of action filed or initiated by Zymeworks or its Affiliates with respect to a Licensed Product or activities under this Agreement.117
(d)          Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within […***…] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.118
(e)          Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any milestone event is achieved or royalty payments become payable under Article 9 during the termination notice period, the corresponding milestone payment or royalty payment, as applicable, is accrued and BeiGene shall remain responsible for the payment of such milestone payment or royalty payment, as applicable, even if the due date of such milestone payment or royalty payment, as applicable, may come after the effective date of the termination.
15.3          Effect of Termination. Except as provided in Section 15.4, if  this Agreement is terminated the following shall apply:
(a)          License Grant to BeiGene. The License and all other rights granted by Zymeworks to BeiGene under the Zymeworks IP pursuant to this Agreement shall terminate.

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(b)          License Grants to Zymeworks.  The licenses granted by BeiGene to Zymeworks pursuant to Section 2.4(a)(i) and (b) shall continue following the effective date of termination and, except as otherwise provided in this Section 15.3, all other rights and licenses granted by BeiGene to Zymeworks pursuant to this Agreement shall terminate.
(c)          Sublicenses.  If the License granted to BeiGene terminates as a result of a termination of this Agreement, the terms of this Section 15.3(c) will apply with respect to any sublicense agreement existing as of the effective date of such termination, but only if the applicable sublicensee did not contribute to any material breach of this Agreement that was the cause of the termination by Zymeworks of this Agreement and is not otherwise in material breach of the applicable sublicense agreement at such time: (i) all of such sublicensee’s obligations under the applicable sublicense agreement to BeiGene will remain in effect as obligations to Zymeworks and will be enforceable solely by Zymeworks as a third party beneficiary; (ii) such sublicensee’s rights under the sublicense agreement that do not exceed and are consistent with Zymeworks’ obligations to BeiGene under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, that, the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such sublicensee; and (iii) all of BeiGene’s rights under such sublicense agreement will remain in effect, may be exercised solely by Zymeworks and will inure to the exclusive benefit of Zymeworks.
(d)          Negotiation of License.  […***…].119
(e)          Regulatory Submissions. Upon Zymeworks’ written request to the extent delivered on or before the effective date of termination or within […***…] thereafter, BeiGene shall provide Zymeworks with copies of all Regulatory Submissions for Licensed Products. To the extent permissible under Applicable Law and commercially feasible, BeiGene shall assign to Zymeworks or shall provide Zymeworks with a right of reference with respect to such Regulatory Submissions, as Zymeworks determines at its reasonable discretion, […***…]. In addition, upon Zymeworks’ written request, BeiGene shall, […***…], provide to Zymeworks copies of all material related documentation, including material non-clinical, preclinical and clinical data that are held by or reasonably available to BeiGene, its Affiliates or sublicensees. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that Zymeworks will assume all safety and safety database activities no later than […***…] after termination.120
(f)          Trademarks. BeiGene shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Zymeworks, at no cost to Zymeworks, all Product Marks relating to any Licensed Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of BeiGene or its Affiliates or sublicensees). Zymeworks and its Affiliates and licensees shall have the right to use other identifiers specific to any Licensed Product (e.g., BeiGene compound identifiers). BeiGene shall also transfer to Zymeworks any in-process applications for generic names for any Licensed Product.

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(g)          Inventory. At Zymeworks’ election and request, BeiGene shall transfer to Zymeworks or its designee some or all inventory of Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of BeiGene, its Affiliates or sublicensees; provided that, Zymeworks will pay BeiGene a price […***…] for such transferred Licensed Products (if manufactured by Zymeworks) or at BeiGene’s fully burdened manufacturing cost (if manufactured by BeiGene).121
(h)          Wind Down and Transition. BeiGene shall be responsible, […***…], for the wind-down of BeiGene’s and its Affiliates’ and, subject to Section 15.3(c), its sublicensees Development, manufacture and Commercialization activities for Licensed Products. BeiGene shall, and shall cause its Affiliates and, subject to Section 15.3(c), its sublicensees to, reasonably cooperate with Zymeworks to facilitate orderly transition of the Development, manufacture and Commercialization of Licensed Products to Zymeworks or its designee, including (i) […***…] or, to the extent any such […***…]; and (ii) […***…] (i), […***…].122
(i)          Ongoing Clinical Trial. If, at the time of such termination, BeiGene or its Affiliates are conducting any Clinical Trials, then, at Zymeworks’ election on a Clinical Trial-by-Clinical Trial basis to the extent delivered on or before the effective date of termination or within the […***…] period immediately thereafter: (i) […***…]; and (ii) […***…] under clause (i) above.123
(j)          Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to any Licensed Product that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that, the Receiving Party may retain one copy of such Confidential Information for its legal archives.  Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
15.4          Termination by BeiGene for Breach.
(a)          Notwithstanding anything to the contrary in this Article 15, if BeiGene has the right to terminate this Agreement pursuant to Section 15.2(b) (including Section 15.2(b)(ii)) then, (i) at BeiGene’s option (which may be exercised by BeiGene by written notice to Zymeworks within […***…] of the date of delivery by BeiGene of the notice of termination),

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(x) BeiGene may elect […***…], in which case the rights and obligations of the Parties under this Agreement shall […***…], including the License granted by Zymeworks to BeiGene pursuant to Section 2.1 and the right of Zymeworks to receive the milestone and royalty payments pursuant to Article 9; provided that Zymeworks’ rights and BeiGene’s obligations under Sections 3.2, 5.7, 8.2, 8.3 and 8.4(b) […***…]; or (y) BeiGene may elect to […***…], in which case Zymeworks will be responsible for the […***…]; and (ii) the licenses and other rights granted by BeiGene to Zymeworks under Section 2.4 shall terminate.  In the case of Subsection (i)(y) above, BeiGene will invoice Zymeworks […***…] for the […***…] costs incurred by or on behalf of BeiGene in such Calendar Quarter, and Zymeworks will pay the invoiced amounts within […***…] after the date of any such invoice.124
(b)          If the licenses granted to Zymeworks pursuant to Section 2.4 terminates, as set forth in Section 15.4(a) as a result of a termination of this Agreement pursuant to Section 15.2(b), the terms of this Section 15.4(b) will apply with respect to any sublicense agreement existing as of the effective date of such termination, but only if the applicable sublicensee is not otherwise in material breach of the applicable sublicense agreement at such time and provides written notice to Zymeworks of its election to have the applicable sublicense agreement continue after the effective date of termination of this Agreement: (i) all of such sublicensee’s obligations under the applicable sublicense agreement to Zymeworks will remain in effect as obligations to BeiGene and will be enforceable solely by BeiGene as a third party beneficiary; (ii) such sublicensee’s rights under the sublicense agreement that do not exceed and are consistent with Zymeworks’ rights under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, that, the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such sublicensee; and (iii) all of Zymeworks’ rights under such sublicense agreement will remain in effect, may be exercised solely by BeiGene and will inure to the exclusive benefit of BeiGene.
15.5          Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1 (as applicable), Article 10, Article 11, Article 13 and Article 16 (as applicable), and Sections 2.5, 5.5, 5.8 (with respect to Zymeworks’ use rights), 5.9 (with respect to responsibility for subcontractors), 9.10, 12.6, 14.1, 14.2(c), 15.1, 15.3, 15.4, 15.5 and 15.6 shall survive the expiration or termination of this Agreement for any reason.
15.6          Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 16
MISCELLANEOUS
16.1          Assignment. Except as provided in this Section 16.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without

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the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party and (a)  BeiGene may, without the written consent of Zymeworks, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or similar transaction; and (b) Zymeworks may, without the written consent of BeiGene, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction.  Any attempted assignment not in accordance with this Section 16.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
16.2          Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates by providing written notice to the other Party.  All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations.  The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.
16.3          Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
16.4          Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
16.5          Dispute Resolution.
(a)          If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through good faith discussions, within […***…] of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution.  Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred.  If, after an additional […***…] after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is

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not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) (or any successor entity thereto) pursuant to its arbitration rules and procedures then in effect (the “Rules”), as modified in this Section 16.5.125
(b)          The arbitration shall be conducted by a tribunal of arbitrators experienced in the business of pharmaceuticals (including biologicals). The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators.  If the two party-nominated arbitrators do not nominate the third arbitrator within […***…] of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the ICC Court. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the arbitrators.  The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.126
(c)          Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties.  Once the arbitrators have been selected, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators.  Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators agree otherwise.
(d)          Except extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrators may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
(e)          As used in this Section 16.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.  Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

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16.6          Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto.  In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.  If any such failure or delay in a Party’s performance hereunder continues for more than […***…], the other Party may terminate this Agreement upon written notice to the delayed Party.127
16.7          Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
16.8          Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and BeiGene, or to constitute one as the agent of the other.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
16.9          Notices.  All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Zymeworks:	Zymeworks Inc. 540-1385 West 8th Avenue Vancouver, BC Canada V6H 3V9 E-mail addresses: […***…],128 […***…]129

127 Competitive Information – Commercially Sensitive Terms.
128 Personal Information – Contact Information.
129 Personal Information – Contact Information.

CONFIDENTIAL
and
Wilson Sonsini Goodrich & Rosati
28 State Street
37th Floor
Boston, MA 02109
Attention:  […***…].130
E-mail address:  […***…]131
If to BeiGene:
BeiGene, Ltd.
c/o Mousont Ozannes Corporate Giving (Cayman) Limited
94 Solaris Avenue
Camana Bay
PO Box 1348
Grand Cayman, KY1-1108,
Cayman Islands
Attention: […***…]132
E-mail address:  […***…]133

With copies to:

BeiGene, Ltd.
55 Cambridge Parkway, Suite 700W
Cambridge, MA 02142
Attn:  […***…]134
E-mail address:  […***…]135

16.10          Further Assurances.  BeiGene and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
16.11          Compliance with Law.  Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
16.12          No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

130 Personal Information – Contact Information.
131 Personal Information – Contact Information.
132 Personal Information – Contact Information.
133 Personal Information – Contact Information.
134 Personal Information – Contact Information.
135 Personal Information – Contact Information.

CONFIDENTIAL
16.13          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date.  “Confidentiality Agreement” means the Mutual Confidentiality Agreement between Zymeworks and BeiGene dated […***…] and subsequently amended on […***…].136
16.14          Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.15          Expenses.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
16.16          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
16.17          Construction.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
16.18          Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
16.19          Export.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.
16.20          Notification and Approval.  In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval.  The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing.  BeiGene will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

136 Competitive Information – Commercially Sensitive Terms.

CONFIDENTIAL

[Remainder of page left blank intentionally.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By: /s/ Ali Tehrani_____________________
Name:  Ali Tehrani, Ph.D.
Title:  President & Chief Executive Officer

BEIGENE, LTD.

By: /s/ Guillaume Vignon_______________
Name: Guillaume Vignon
Title: Senior Vice President, Business Development

CONFIDENTIAL

List of Exhibits

Exhibit 1.38:	[…***…] Knowledge137
Exhibit 1.39:	Structure of ZW49
Exhibit 1.58	Third Party In-License Agreements
Exhibit 5.2:	Global Development Plan
Exhibit 5.3:	Territory Development Plan
Exhibit 11.4:	Joint Press Release
Exhibit 12.2(a):	Zymeworks Patent Rights

137 Personal Information.

CONFIDENTIAL

EXHIBIT 1.38
[…***…] KNOWLEDGE138

[…***…]139

138 Personal Information.
139 Personal Information.
Exhibit 1.38-1

CONFIDENTIAL

EXHIBIT 1.39
STRUCTURE OF ZW49

[…***…]140

140 Competitive Information – Technical Information.
Exhibit 1.39-1

CONFIDENTIAL

EXHIBIT 5.2
ZW49
GLOBAL DEVELOPMENT PLAN

[…***…]141

141 Competitive Information – Discovery Information and Technical Information.
Exhibit 5.2-1

CONFIDENTIAL
EXHIBIT 5.3
TERRITORY DEVELOPMENT PLAN

[…***…]142

142 Competitive Information – Commercially Sensitive Terms and Discovery Information.
Exhibit 5.3-1

CONFIDENTIAL
EXHIBIT 11.4
JOINT PRESS RELEASE

Zymeworks and BeiGene Announce License and Collaboration Agreement for Zymeworks’ HER2‑Targeted Therapeutic Candidates, ZW25 and ZW49, in Asia-Pacific and Research and License Agreement for Zymeworks’ Azymetric™ and EFECT™ platforms globally

●
BeiGene acquires exclusive development and commercial rights to Zymeworks’ bispecific candidates, ZW25 and ZW49, in Asia (excluding Japan), Australia, and New Zealand. The companies will collaborate on joint global development for selected indications.

●	BeiGene also acquires licenses for Zymeworks’ Azymetric™ and EFECT™ platforms to develop and commercialize up to three bispecific antibody therapeutics globally directed to BeiGene's targets.
●
Zymeworks will receive total upfront payments of US$40 million  under the ZW25 and ZW49 agreements and US$20 million under the platform agreement and is eligible to receive development and commercial milestone payments plus potential royalties on product sales.

Vancouver, Canada; Beijing, China and Cambridge, MA, (November 27, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the two companies have entered into a strategic collaboration for the clinical development and commercialization of Zymeworks’ investigational ZW25 and ZW49 HER2-targeted bispecific antibodies. In addition, Zymeworks granted BeiGene a license to Zymeworks' proprietary Azymetric™ and EFECT™ platforms to develop and commercialize globally up to three other bispecific antibodies using the platforms.
License and Collaboration for ZW25 and ZW49
Under the terms of the license and collaboration agreements for ZW25 and ZW49, Zymeworks has granted BeiGene exclusive rights to develop and commercialize Zymeworks’ clinical-stage bispecific antibody candidate ZW25 and its preclinical-stage bispecific antibody drug conjugate (ADC) ZW49 in Asia (excluding Japan), Australia, and New Zealand. BeiGene will be responsible for all clinical development and regulatory submissions in the licensed territories. The companies also plan to collaborate on global development of ZW25 and ZW49 in HER2‑expressing solid tumors, including gastric and breast cancer, with BeiGene enrolling patients and contributing clinical trial data from the licensed territories.  Zymeworks retains full rights to both ZW25 and ZW49 outside of the specified countries and will continue to lead global development of these drug candidates.
“Partnering with BeiGene was a key component of our development and commercialization strategy for ZW25 and ZW49,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “This

Exhibit 11.4-1

CONFIDENTIAL

collaboration allows Zymeworks to leverage BeiGene’s resources and expertise to accelerate the development of our most advanced product candidates and broaden our reach globally including in a key region of the world.”
“Zymeworks’ promising candidates ZW25 and ZW49 complement our oncology pipeline and further advance our mission to develop treatments for patients who often have limited options,” commented Dr. Xiaobin Wu, General Manager of China and President of BeiGene, Ltd. “Our deep clinical experience in China is an integral part of our business development efforts, as these trial data can be used to support global regulatory filings. We are excited by the clinical prospects of ZW25 and ZW49 in HER2-expressing cancers.”
 “At Zymeworks we are committed to developing new therapies to help address unmet medical need on a global basis,” said Diana Hausman, MD, Zymeworks’ Chief Medical Officer.  “We are looking forward to collaborating with BeiGene and benefiting from their extensive experience in oncology drug development in China and elsewhere. We expect that this collaboration will accelerate the development of ZW25 and ZW49 as potential new therapies for patients with HER2-expressing solid tumors, including gastric, breast and other cancers.”
License to Zymeworks’ Azymetric and EFECT Platforms
In addition to the license and collaboration agreements for ZW25 and ZW49, Zymeworks and BeiGene entered into a separate research and license agreement for Zymeworks’ proprietary Azymetric and EFECT platforms, under which BeiGene will have global rights to research, develop and commercialize up to three bispecific antibody therapeutics directed to targets selected by BeiGene. BeiGene will be responsible for all research, development, and commercial activities under this agreement.
Financial Consideration
Under the terms of the license and collaboration agreements for ZW49 and ZW25, Zymeworks will receive total upfront payments of US$40 million and is eligible to receive up to US$390 million in development and commercial milestone payments for both product candidates. In addition, Zymeworks will be eligible to receive tiered royalties on future sales of ZW25 and ZW49 in the licensed territory.
Under the terms of the research and license agreement for the Azymetric and EFECT platforms, Zymeworks will receive an upfront payment of US$20 million and is eligible to receive up to an aggregate of US$702 million in development and commercial milestone payments for up to three bispecific product candidates developed under the agreement. In addition, Zymeworks will be eligible to receive tiered royalties on future global sales of bispecific products developed by BeiGene under the agreement.
Zymeworks’ Webcast and Conference Call
Zymeworks will host a webcast and conference call November 27th, at 8:30 a.m. ET (5:30 a.m. PT) to discuss the collaboration and license agreements.
Interested parties can access a live webcast of the presentation via a link from Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations. A recorded replay will also be available on the website shortly after the call concludes.
The live call and Q&A may be accessed by dialing 1-800-319-4610 for North American callers, or 1-604-638-5340 for international callers. Callers should dial in five to ten minutes prior to the scheduled start time and ask to join the “Zymeworks call.”

Exhibit 11.4-2

CONFIDENTIAL

About ZW25
ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2. The FDA has granted Orphan Drug Designation to ZW25 for the treatment of both gastric and ovarian cancers.
About ZW49
ZW49 is a novel bispecific ADC targeting two non-overlapping epitopes of HER2 resulting in enhanced internalization and delivery of its proprietary ZymeLink cytotoxic payload. ADCs incorporating ZymeLink have demonstrated a greater therapeutic window (range of doses that are both efficacious and tolerable) in preclinical testing than those incorporating the commonly used ADC payloads DM1 or MMAE. Zymeworks is developing ZW49 as a best-in-class HER2-targeting ADC for several indications characterized by HER2 expression, especially those patients whose tumors have progressed or are refractory to HER2-targeted agents, and those that express lower levels of HER2 and are ineligible for treatment with current HER2-targeted therapies. An IND application for ZW49 was recently submitted to the FDA.
About the Azymetric™ Platform
The Azymetric platform enables the transformation of monospecific antibodies into bispecific antibodies, giving the antibodies the ability to simultaneously bind two different targets. Azymetric bispecific technology enables the development of multifunctional biotherapeutics that can block multiple signaling pathways, recruit immune cells to tumors, enhance receptor clustering degradation, and increase tumor-specific targeting. These features are intended to enhance efficacy while reducing toxicities and the potential for drug-resistance. Azymetric bispecifics have been engineered to retain the desirable drug-like qualities of naturally occurring antibodies, including low immunogenicity, long half-life and high stability. In addition, they are compatible with standard manufacturing processes with high yields and purity, potentially significantly reducing drug development costs and timelines.
About the EFECT™ Platform
The EFECT platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up- and down-regulation of effector functions. This platform, which is compatible with traditional monoclonal as well as Azymetric bispecific antibodies, further enables the customization of therapeutic responses for different diseases.
About Zymeworks Inc.
Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully-integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly-differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly-owned

Exhibit 11.4-3

CONFIDENTIAL

pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.
About BeiGene, Ltd.
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation*.
*ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.
Zymeworks Cautionary Note Regarding Zymeworks’ Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to future development activities in accordance with the terms of Zymeworks’ agreements with BeiGene, potential payments and/or royalties payable to Zymeworks under these agreements, the speed and outcome of drug development plans, Zymeworks’ potential global growth, and other information that is not historical information. When used herein, words such as “enable”, “plan”, “expect”, “allows”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended September 30, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

BeiGene Cautionary Note Regarding BeiGene’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future research, development and potential commercialization activities under the agreements with Zymeworks, potential payments and/or royalties payable to Zymeworks under these agreements, the speed and outcome of drug development plans, and other information that is not historical information.  Actual results may differ materially from those indicated in the

Exhibit 11.4-4

CONFIDENTIAL

forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Contacts:
Zymeworks Investor Inquiries:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com

Zymeworks Media Inquiries:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net

BeiGene Investor Inquiries:
Craig West
(857) 302-5189
ir@BeiGene.com

BeiGene Media Inquiries:
Liza Heapes
(857) 302-5663
media@BeiGene.com

Exhibit 11.4-5

CONFIDENTIAL

EXHIBIT 1.58
THIRD PARTY LICENSE AGREEMENTS

[…***…]143

143 Competitive Information – Exclusivity Information and Commercially Sensitive Terms.
Exhibit 1.58-1

CONFIDENTIAL

EXHIBIT 12.2(a)
ZYMEWORKS PATENT RIGHTS

[…***…]144

144 Competitive Information – Technical Information and Exclusivity Information.
Exhibit 12.2(a)-1